Exhibit 3.2

Execution Copy

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF

GPB HOLDINGS II, LP

(A Delaware Limited Partnership)

THE LIMITED PARTNERSHIP UNITS (THE "UNITS") OF GPB HOLDINGS II, LP, (THE "PARTNERSHIP") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (i) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (ii) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP. THEREFORE, PURCHASERS OF THE UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

Article 1. GENERAL		1

1.1	Organization	1
1.2	Name	2
1.3	Certificates and Other Filings	2
1.4	Offices and Agent	2
1.5	Term	2
1.6	Purpose	2
1.7	Powers	2
1.8	Partner Information	3
1.9	Ownership	3

Article 2. DEFINITIONS		3

2.1	Certain Definitions	3
2.2	Other Definitions	13

Article 3. MANAGEMENT		14

3.1	Authority	14
3.2	Limitations on Authority	16
3.3	Partnership Expenses	17
3.4	Organization and Offering Expenses	18
3.5	General and Administrative Expenses	18
3.6	Other Fees	19
3.7	Certain Activities	19
3.8	Other Matters	20
3.9	Registrar and Transfer Agent	21
3.10	Removal	21
3.11	Reliance on Authority of General Partner	22
3.12	Affiliated Funds	22
3.13	Managerial Assistance Fee	22
3.14	Acquisition Committee	23
3.15	Advisory Committee	23

Article 4. THE LIMITED PARTNERS		23

4.1	Admission	23
4.2	Rights and Duties	24
4.3	Meetings	24

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4.4	Book-Entry Evidence of Ownership	24
4.5	Joint Holders of Units	25

Article 5. CAPITALIZATION		25

5.1	Units	25
5.2	Capital Contributions	25
5.3	Additional Capital Contributions	26
5.4	Return of Capital	26
5.5	No Interest on Capital Contributions	26
5.6	Debt Facility	26

Article 6. BOOKS AND RECORDS		26

6.1	Bank Accounts	26
6.2	Records	26
6.3	Books and Tax Returns	27
6.4	Audits	27
6.5	Reports	27
6.6	Tax Elections	27
6.7	Tax Matters Partner	28

Article 7. ALLOCATIONS		28

7.1	Allocation of Net Profits and Net Losses	28
7.2	Authority to Reallocate	28
7.3	Special Allocations	28
7.4	Tax Rules	30
7.5	Other Allocation Rules	31

Article 8. DISTRIBUTIONS		31

8.1	Amounts	31
8.2	Special Partner Tax Distribution	31
8.3	Priority	32
8.4	General	33
8.5	Tax Withholding	33
8.6	Adjustments and Determinations by General Partner	34

Article 9. REPRESENTATIONS; WARRANTIES; RIGHTS; OBLIGATIONS		34

9.1	Representations & Warranties of the General Partner	34
9.2	Representations & Warranties of the Limited Partners	35
9.3	Indemnification	35

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9.4	Inspection Rights	37
9.5	Confidentiality	38

Article 10. TRANSFERS AND WITHDRAWALS		40

10.1	Transfer Limitation	40
10.2	Permissible Transfers	40
10.3	Substitute Partner	41
10.4	Assignment of the General Partner's Units	42
10.5	Substitute General Partner	42
10.6	Allocations between Transferor and Transferee	42
10.7	Redemption	42
10.8	Representations Regarding Transfers	43
10.9	Parties Not Bound to See to Trust or Equity	43
10.10	Compulsory Transfer or Acquisition of Units	43

Article 11. WINDING UP		44

11.1	Events Requiring Winding Up	44
11.2	Election to Continue the Partnership	45
11.3	Winding Up	45
11.4	Rights of Limited Partners	47
11.5	Termination of Partnership	47
11.6	Waiver of Partition	47
11.7	Negative Capital Accounts	47

Article 12. POWER OF ATTORNEY		47

12.1	Power of Attorney.	47
12.2	Duration of Power	48

Article 13. MISCELLANEOUS		48

13.1	Amendments	48
13.2	Complete Agreement	49
13.3	Governing Law	49
13.4	Binding Effect	50
13.5	Interpretation,	50
13.6	Multiple Counterparts	50
13.7	Execution of Documents	50
13.8	Reliance on Authority	51
13.9	No Third Party Beneficiary	51

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13.10	Notices	51
13.11	Waiver	51
13.12	Liability	51
13.13	Legal Counsel	52

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FOURTH AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF

GPB HOLDINGS II, LP

(A Delaware Limited Partnership)

This FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GPB HOLDINGS II, LP (this "Agreement") is made and entered into on this 26th day of April, 2018 (the "Effective Date"), among GPB CAPITAL HOLDINGS, LLC, a Delaware limited liability company (the "General Partner"), GPB H2 SLP, LLC, a Delaware limited liability company, as the special limited partner (the "Special Partner"), and each of the other Persons (defined below) who from time to time have executed Subscription Documents (defined below) that have been accepted by the General Partner as Limited Partners (the "Limited Partners").

WHEREAS, the Partnership was formed pursuant to a certificate of limited partnership filed with the Secretary of State of the State of Delaware on April 17, 2015 and a Limited Partnership Agreement of the same date (the "Original Agreement"), as amended by the Amended and Restated Agreement of Limited Partnership, dated March 7, 2016 (the "Amended and Restated Agreement"), as further amended by the Second Amended and Restated Agreement of Limited Partnership, dated December 19, 2016 (the "Second Amended and Restated Agreement"), as further amended by the Amendment to the Second Amended and Restated Agreement, dated May 5, 2017 (the "Amendment"), and as further amended by the Third Amended and Restated Agreement of Limited Pa1tnership dated January 18, 2018 (the "Third Amended and Restated Agreement"); and

WHEREAS, the General Partner desires to make certain changes to the Third Amended and Restated Agreement, in accordance with Section 13.l{a)(ii) of the Third Amended and Restated Agreement, by amending and restating the Third Amended and Restated Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Third Amended and Restated Agreement hereby is amended, restated, superseded and replaced in its entirety and the parties hereto agree as follows:

ARTICLE 1.

GENERAL

1.1	Organization.

The Partners formed the Partnership under the DRULPA (defined below) and other relevant laws of the State of Delaware and in accordance with and subject to the terms and conditions set forth in this Agreement, effective on the commencement of the Partnership. Except as otherwise provided in this Agreement, the rights and liabilities of the Partners are governed by the DRULPA.

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1.2	Name.

The name of the Partnership is "GPB Holdings II, LP." The General Partner is authorized to make any variations in the Partnership's name that the General Partner may deem necessary or advisable; provided, however, that the name must contain the words "Limited Partnership" or the letters "L.P." or "LP" or the equivalent translation thereof.

1.3	Certificates and Other Filings.

If requested by the General Partner, the Limited Partners must immediately execute all certificates and other documents consistent with the limits of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (i) the formation and operation of a limited partnership under the laws of the State of Delaware, and (ii) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate.

1.4	Offices and Agent.

The principal office and registered office of the Partnership will be located at 1581 Franklin Avenue, Garden City, NY 11501, or at other places selected by the General Partner after sending notice of that change to the Limited Partners. The registered agent of the Partnership for service of process will be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or a substituted agent selected by the General Partner after sending notice of that change to the Limited Partners.

1.5	Term.

The Partnership shall expire upon the earliest of (a) the termination, bankruptcy, insolvency or dissolution of the General Partner (unless a successor general partner has been appointed in accordance with Section 3.10), (b) a determination by the General Partner that the Partnership should wind up or (c) the date the Pa1tnership divests its ownership interest in the last Portfolio Company (the "Partnership Term").

1.6	Purpose,

The purpose of the Pa1tnership is to engage in any lawful business activities in which limited pa1tnerships formed under the DRULPA may engage or participate. The Partnership expects to focus primarily on acquisitions of interests, whether equity, debt or otherwise, in Portfolio Companies in automotive 1·etail, managed IT services, debt strategies and special situations.

1.7	Powers.

The Partnership will be empowered to do any and all acts necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

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1.8	Partner Information.

The names and addresses of the General Partner and each of the Limited Partners are available at the office of the Partnership. The General Partner will cause the List of Partners to be revised, without the necessity of obtaining the consent of any other Partner, to reflect (i) the admission of any additional or substituted Partner occurring under the terms of this Agreement, (ii) the withdrawal, or partial withdrawal, of any Partner under the terms of this Agreement, (iii) any change in the identity or address of a Partner, or (iv) the Capital Contributions and Net Capital Contributions of the Partners occurring under the terms of this Agreement.

1.9	Ownership.

The Unit of each Partner shall be personal prope1ty for all purposes. All property and interests in property, real or personal, owned by the Partnership will be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property or interest owned by the Partnership except as a Partner in the Partnership.

ARTICLE 2.

DEFINITIONS

2.1	Certain Definitions.

In addition to the terms defined elsewhere in this Agreement, the terms set fo1th below shall have the following respective meanings:

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"Accrued Preferred Return" means, with respect to any Limited Partner as of any particular date, the excess of (i) the sum of (A) the aggregate Capital Contributions of such Limited Partner plus (B) such Limited Partner's Limited Partner Preferred Return as of such date, over (ii) all distributions to such Limited Partner pursuant to Section 8.3.

"Acquisition Committee" means the Acquisition Committee of the Partnership, as provided in Section 3.14.

"Additional Limited Pa1tners" has the meaning provided in Section 4.1.

"Adjusted Capital Account Deficit" means, with respect to any Partner for any Fiscal Year, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) crediting to such Capital Account (A) any amount that such Partner is obligated to restore following the liquidation of such Partner's Units (under the terms of this Agreement or otherwise) and (B) any amount that such Pa1tner is deemed obligated to restore in accordance with Regulations §§l.704-l(b)(2)(ii)(c), l.704-2(g)(l) and l.704-2(i)(5); and (ii) debiting to such Capital Account the items described in Regulations §§l.704-l(b)(2)(ii)(d)(4), (5), and (6). This definition is intended to comply with the provisions of Regulations §1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

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"Adverse Effect" means an ownership or proposed ownership of a Unit that, in the opinion of counsel to the Partnership, would cause or be likely to cause (i) the Partnership to be classified as a "publicly traded pa1tnership" within the meaning of Code §7704, (ii) the assets of the Pa1tnership to be considered "plan assets" within the meaning of ERISA, Code §4975 or applicable regulations, (iii) the Units to be required to be registered under the 1934 Act, (iv) the Partnership to register as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), or (v) some other legal, regulatory, pecuniary, tax or material administrative disadvantage to the Partnership or Partners.

"Advisers Act" means the Investment Advisers Act of 1940. as amended from time-to-time, and the rules and regulations promulgated thereunder.

"Advisory Committee" has the meaning provided in Section 3.15(a).

"Affiliate" means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, and the term "affiliated" has a meaning correlative to the foregoing. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Agreement" means this Agreement of Limited Partnership, as amended, restated, supplemented or otherwise modified from time-to-time.

"Allocation Percentage" means, with respect to each Partner, the percentage specified as such in the List of Partners. The formula for determining such Allocation Percentage means, with respect to any Partner, the quotient obtained by dividing (i) such Partner's aggregate Capital Contributions by (ii) the Capital Contributions for all Partners, as of such date of determination.

"Ascendant Capital" means Ascendant Capita LLC, a branch office of Ascendant Alternative Strategies, LLC.

"Average Capital Contribution" means, with respect to a Limited Partner, for a Fiscal Year (i) the sum of such Limited Partner's twelve Monthly Remaining Capital Contributions calculated for each month in such Fiscal Year, divided by (ii) twelve (12).

"Book Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, am01tization or other cost recovery deduction allowable with respect to the Partnership’s assets for such year or other period for federal income tax purposes, except that if the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Book Depreciation with respect to such asset will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such year is zero, Book Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

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"Capital Account" means, with respect to any Partner, an account that initially has a balance equal to the Net Capital Contribution of such Partner under Section 5.2 and that is increased by (i) the amount of additional cash and the fair market value of any additional property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such contributed prope1ty that the Partnership is considered to assume or to take subject to under Code §752), (ii) the amount of any Net Profits allocated to such Partner under Section 7.1, and (iii) the amount of any special allocations of income or gain to such Partner under Section 7.3 and decreased by (A) the amount of money distributed to such Partner by the Partnership, (B) the fair market value of any prope1ty distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code §752), (C) the amount of any Net Losses allocated to such Partner under Section 7.1, and (D) the amount of any special allocation of deductions or losses to such Partner under Section 7.3. The foregoing Capital Account definition and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation §1.704-1(b) and will be interpreted and applied in a manner consistent with such Regulations.

"Capital Contribution" means, with respect to any Partner as of any particular date, the amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed by the General Partner to have been contributed, by such Partner to the Partnership in accordance with the provisions of this Agreement, and shall be the total amount paid by the Partner to the Partnership prior to reduction by the Partnership's payment of any Selling Fees with respect to such Capital Contribution.

"Certificate" means the Ce1tificate of Limited Partnership relating to the Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time-to-time m accordance with the terms hereof and the DRULPA.

"Class A Unit" means, as to any Partner, the Partner’s interest in the Partnership designated as a Class A Unit on the List of Partners, including any and all benefits to which the holder of such interest in the Partnership may be entitled as provided in this Agreement and under the DRULPA, together with all obligations of the Partner to comply with the terms and provisions of this Agreement, as adjusted from time-to-time as provided in this Agreement.

"Class A-1 Unit" means, as to any Partner, the Partner's interest in the Pa1tnership designated as a Class A-1 Unit on the List of Partners, including any and all benefits to which the holder of such interest in the Partnership may be entitled as provided in this Agreement and under the DRULPA, together with all obligations of the Partner to comply with the terms and provisions of this Agreement, as adjusted from time-to-time as provided in this Agreement.

"Class B Unit" means, as to any Partner, the Partner's interest in the Partnership designated as a Class B Unit on the List of Partners, including any and all benefits to which the holder of such interest in the Partnership may be entitled as provided in this Agreement and under the DRULPA, together with all obligations of the Pa1tner to comply with the terms and provisions of this Agreement, as adjusted from time-to-time as provided in this Agreement.

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"Class B-1 Unit" means, as to any Partner, the Partner's interest in the Partnership designated as a Class B-1 Unit on the List of Partners, including any and all benefits to which the holder of such interest in the Partnership may be entitled as provided in this Agreement and under the DRULPA, together with all obligations of the Partner to comply with the terms and provisions of this Agreement, as adjusted from time-to-time as provided in this Agreement.

"Closing" has the meaning provided in Section 4.l(b).

"Code" means the United States Internal Revenue Code of 1986, as amended from time-to-time, and any successor statute.

"Commissions" means cash fees paid on behalf of purchasers of Class A Units and Class A-1 Units, as determined by the General Partner, to broker-dealers, certain employees, officers and directors of Ascendant Capital, and/or an Affiliate of the Partnership for assisting with the marketing of the Private Placement, as determined by the General Partner, a substantial portion of which may be paid or reallowed on a non-accountable basis. The Commissions will be payable with respect to such Capital Contributions upon acceptance by the Partnership of an investor's subscription and will be subtracted from such Capital Contributions. The General Partner may, in its sole discretion, reduce, waive or calculate differently Commissions with respect to any Limited Partner, including Limited Partners that are members, Affiliates or employees of the General Partner, members of the immediate families of such persons and trusts or other entities for their benefit, as well as Limited Partners (such as other funds) that charge management or similar fees to their investors.

"DRULPA" means the Delaware Revised Uniform Limited Partnership Act, as amended from time-to-time (or any corresponding provisions of succeeding law).

"Effective Date" has the meaning set forth in the Preamble.

"BRISA" means the Employee Retirement Income Security Act of 1974, as amended from time to-time, and any successor statute.

"Fair Market Value" means the proportionate share of the fair market value of the assets of the Partnership with respect to a Partner's Unit as of the date of determination. In determining the fail' market value of the assets of the Partnership under this definition, fair market value shall be based on the entire value of the assets of the Partnership and its investments, without any discount for any minority interest. The Fair Market Value of a Unit shall be determined by agreement of the holder of such Unit and the General Partner; provided, however, that if such parties do not reach agreement on the Fair Market Value thereof within 30 days after either party first proposes to the other patty in writing an amount that represents its calculation of the Fair Market Value of such Unit, the Fair Market Value thereof shall be determined by an independent appraiser selected by such patties, and engaged by the Partnership. If no agreement can be reached on the selection of an appraiser, (i) each of the General Partner and such Partner shall select an appraiser and those two appraisers will select a third appraiser, each of whom will complete an appraisal and (ii) Fair Market Value will be calculated by averaging the two appraisals that are closest in value. The holder of the pertinent Unit must pay the expenses of its own appraiser and the Partnership shall pay the remainder of the expenses.

"Final Closing" has the meaning provided in Section 4.l(b).

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"Financial Statements" mean the Partnership's balance sheet setting forth the assets and liabilities of the Partnership as of the beginning and the end of each Fiscal Year, a statement of changes in the Partners' equity as of such dates and a statement of operations.

"Fiscal Period" means a Fiscal Quarter or a Fiscal Year, as the case may be.

"Fiscal Quarter" means each of the three-month periods ended March 31, June 30, September 30 and December 31.

"Fiscal Year" means the calendar year.

"GAAP” means United States generally accepted accounting principles.

"General and Administrative Expenses" has the meaning provided in Section 3.5.

"General Partner" has the meaning set forth in the Preamble, and also includes any other Person admitted to the Partnership as a general partner in accordance with the provisions hereof.

"General Partner Indemnitees" has the meaning set forth in Section 9.3(a).

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, subject to the following exceptions and adjustments: (i) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership will be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner; (ii) the Gross Asset Value of all Partnership assets will be adjusted to equal their respective gross fair market values, as determined by the General Partner, immediately preceding the occurrence of any of the following events if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (C) the liquidation of the Partnership within the meaning of Regulations §1.704-l(b)(2)(ii)(g) (which for this purpose will include the termination of the Partnership for federal income tax purposes pursuant to Code §708(b)(l)(B)); and (D) any other event for which such an adjustment is permitted under Regulations §1.704-1(b)(2)(ii); (iii) the Gross Asset Value of any Partnership asset distributed to any Partner will be the gross fah· market value of such asset on the date of distribution as agreed to by the General Partner and the distribute Partner; (iv) the Gross Asset Values of Partnership assets will be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code §734(b) or Code §743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations §l.704-l(b)(2)(iv)(m) and Section 7.3(d):provided, however, that Gross Asset Values will not be adjusted pursuant to this subsection (iv) to the extent the General Partner determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv); and (v) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (i), (ii), or (iv) above, such Gross Asset Value will thereafter be adjusted by the Book Depreciation (calculated in accordance with Regulations §1.704-l(b)(2)(iv)(g)) taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

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"Holding Company" means the subsidiary entities used to hold the Partnership's Portfolio Company acquisitions.

"In-House Services" include but are not limited to finance, tax, accounting, legal, compliance, information technology, human resources, investor relations, risk management, operational, administrative and management services provided to the Partnership or the Portfolio Companies by the General Partner, its Affiliates (including Holding Companies), and Ascendant Capital and its officers and employees.

"Indemnitee" has the meaning provided in Section 9.3(a).

"Independent" means a Person whom the General Partner has determined has no material relationship with the Partnership (either directly or as a partner, shareholder or officer of an Affiliate); and a Person will not be "Independent" if such Person (i) is, or has been within the last three years, an employee of either the Partnership, or an immediate family member is, or has been within the last three years, an executive officer, of the Partnership; (ii) has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Partnership; (iii) is a current partner or employee of a firm that is the internal or external auditor of the Partnership, the Person has an immediate family member who is a current partner of such a firm, the Person has an immediate family member who is a current employee of such a firm and personally works on the audit of the Partnership, or the Person or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the audit of the Partnership within that time; (iv) or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of the Partnership or the General Partner at the same time serves or served on that company's compensation committee; or (v) is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Partnership for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

"Legal Counsel" has the meaning provided in Section 13.13.

"Limited Partner" means any Person, including Additional Limited Partners, admitted to the Partnership as a limited partner in accordance with the terms hereof.

"Limited Partner Preferred Return" means an amount equal to eight percent (8%) per annum on a Limited Partner's Average Capital Contribution.

"List of Partners" means the list, maintained by the General Partner, setting forth the names, addresses, e-mail addresses, telecopy numbers and Allocation Percentages, Capital Contributions and Net Capital Contributions of the Pat1ners, as well as the percentage of Class A Units, Class A l Units, Class B Units, or Class B-1 Units held by such Partners.

"Majority of Limited Pa1tners" means Limited Partners holding Units representing at least fifty percent (50%) of the aggregate Allocation Percentages of all Limited Partners who are eligible to vote or grant their consent or approval with respect to the applicable matter.

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"Managerial Assistance Fee" means a fee that is payable by the Partnership to the General Partner at a rate of (i) with respect to Limited Partners holding Class A and Class B Units, 0.5% per Fiscal Quarter (2.0% annualized) of such Limited Partners' Capital Contribution, and (ii) with respect to Limited Partners holding Class A-1 Units and Class B-1 Units, 0.4375% per Fiscal Quarter (1.75% annualized) of such Limited Partners' Capital Contribution, paid upon each Limited Partner's entry into the Partnership (such amount to be pro-rated for any partial Fiscal Quarter for the first Fiscal Quarter in which the Limited Partner has entry into the Partnership) and quarterly thereafter in advance.

"Monthly Remaining Capital Contribution" means, with respect to a Limited Partner, calculated at the end of each month, the excess of (i) such Limited Partner's Capital Contribution, over (ii) cumulative distributions to such Limited Partner pursuant to Section 8.3 and Section 11.3(a)(3).

''Net Asset Value" means (i) the sum of cash and the Gross Asset Value of the Portfolio Companies, the value of which shall be calculated as follows: (a) for the first six months after the acquisition of a Portfolio Company, the acquisition cost of such Portfolio Company and (b) thereafter, the fail' value of such Portfolio Company, determined in accordance with ASC 946, and other assets less (ii) Partnership Expenses, Organization and Offering Expenses, and any other liabilities.

''Net Capital Contribution" means: (i) with respect to a Limited Partner holding Class A and A-1 Units, as of any particular date, the aggregate amount of such Limited Partner's Capital Contributions, less the Selling Fees paid by the Partnership attributable to such contributions upon acceptance of such Limited Partner's subscriptions; and (ii) with respect to a Limited Partner holding Class B and B-1 Units, as of any particular date, the product of (x) aggregate amount of such Limited Partner's Capital Contributions and (y) 0.968.

"Net Capital Contribution Amount" means, with respect to each Limited Partner, an amount equal to the sum of (i) such Limited Partner's Net Capital Contribution and (ii) as of any particular date, the aggregate amount of any waivers of or reductions in fees that would otherwise be attributable to such Limited Partner.

''Net Profits" or "Net Losses" means, as the case may be, for any period, an amount equal to the Pa1tnership's Taxable Income or Taxable Loss for such period, with the following adjustments: (i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this definition will be added to such Taxable Income or will reduce such Taxable Loss; (ii) any expenditure of the Partnership described in Code §705(a)(2)(B) or treated as a Code §705(a)(2)(B) expenditure pursuant to Regulations §1.7041(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition, will be subtracted from such Taxable Income or Taxable Losses; (iii) if the Gross Asset Value of any Pa1tnership asset is adjusted pursuant to subsection (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; (iv) gain or loss resulting from the disposition of any Partnership asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such Taxable Income or Taxable Loss, there will be taken into account Book Depreciation for such Fiscal Year or other period; and (vi) notwithstanding any other provision of this definition, any item that is specially allocated pursuant to Section 7.3 will not be taken into account in computing Net Profit or Net Loss.

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"Operations Expenses" has the meaning provided in Section 3.3(a). For the avoidance of doubt, Operations Expenses are generally paid and/or reimbursed by the Partnership in accordance with this Agreement, but may be paid or reimbursed by the relevant Portfolio Company.

"Operations Support Services" means operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of P01tfolio Companies, provided by companies and individuals, including affiliates and employees of the General Partner and third-party consultants and advisors, retained by the General Partner, the Partnership or such Portfolio Companies. Such services may be high level insight or extensive day-to-day roles, and may include support to the General Partner or P01tfolio Companies regarding, among other things, such Portfolio Company's management and operations (including serving in management positions or participating in determining corporate strategy), such P01tfolio Company's sales or marketing strategy and retail strategy, data intelligence, finance (including generating metrics and reporting and business restructuring), human capital management (including recruiting personnel and determining executive and incentive compensation), information technology, corporate communications, customer service, sustainability, real estate matters and similar operational matters. The General Partner's determination as to whether a service is an "Operations Support Service", the categorization of any fees and expenses (e.g., as Operations Expenses) and the allocation of such fees and expenses shall be binding on the Partnership and the Limited Partners.

"Organization and Offering Expenses" means fees, costs, and expenses actually incurred by the Partnership, the General Partner, its Affiliates, or a third party, through the Final Closing, in connection with the formation and organization of the Pa1tnership and the General Partner as well as conducting the Private Placement, including (i) the preparation of this Agreement and the organizational agreements of such other entities, or any amendment or restatement of this Agreement or such other agreements (to the extent prepared in connection with the formation or organization of the Partnership or any transaction at or in connection with any Closing), (ii) the preparation of any offering documents, subscription materials and related documents in connection with any Private Placement, (iii) legal, accounting, filing, consulting and other professional fees and expenses, (iv) a reasonable allocation of time expended by the General Partner or Affiliates thereof, and their respective employees and representatives, and (v) all other costs and expenses (including travel and entertainment expenses relating to capital raising efforts) actually incurred by the Partnership, the General Partner or Affiliates thereof. "Organization and Offering Expenses" do not include Selling Fees.

"Original Agreement" has the meaning set forth in the Recitals.

"Partner" means either the General Partner, the Special Pa1tner or any Limited Partner, and "Partners” means the General Partner, the Special Partner and all Limited Partners.

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"Partnership" means the partnership formed pursuant to this Agreement and the partnership continuing the business of the Partnership in the event of winding up as provided herein.

"Partnership Expenses" has the meaning provided in Section 3.3.

"Partnership Information" has the meaning provided in Section 9.5(a).

"Partnership Legal Matter" has the meaning provided in Section 13.13.

"Partnership Term" has the meaning provided in Section 1.5.

"PCAOB” means the Public Company Accounting Oversight Board or its successor.

"Person" means an individual or a corporation, limited liability company, partnership (whether general, limited or limited liability), trust, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

"Placement and Marketing Suppo1t Fee" means cash fees paid by purchasers of Class A Units and Class A-1 Units, as determined by the General Partner, to broker-dealers, certain employees, officers and directors of Ascendant Capital, and/or an Affiliate of the Partnership for assisting with the marketing and due diligence of the Private Placement, as determined by the General Partner, a substantial portion of which may be paid or reallowed on a non-accountable basis. The Placement and Marketing Support Fee will be payable with respect to such Capital Contributions upon acceptance by the Partnership of an investor's subscription and will be subtracted from such Capital Contributions. The General Partner may, in its sole discretion, reduce, waive or calculate differently the Placement and Marketing Support Fee with respect to any Limited Partner, including Limited Partners that are members, Affiliates or employees of the General Partner, members of the immediate families of such persons and trusts or other entities for their benefit, as well as Limited Partners (such as other funds) that charge management or similar fees to their investors.

"Private Placement" means any offering of Units by the Partnership that is not registered under the Securities Act.

"Private Placement Memorandum" means the Confidential Private Placement Memorandum of the Partnership, as amended and supplemented from time to time.

"Profits Interest" means an interest that is awarded to the Special Pa1tner or its designee in exchange for its services to the Partnership, and that is intended as a "profits interest" (as such term is defined in Revenue Procedure 93-27).

"Redemption Price Per Unit" means 97% of (i) the Net Asset Value, divided by (ii) the aggregate number of Units of the Partnership.

"Register" means the list of Partners, their Units and other information as provided in Section 3.9.

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"Registrar and Transfer Agent" means the registrar and transfer agent for the Partnership referred to in Section 3.9, which will be the General Partner if no other registrar and transfer agent is appointed thereunder.

"Regulations" means the final and temporary regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Regulations shall include any corresponding provision or provisions of successor provisions thereof

"Regulatory Allocations" has the meaning provided in Section 7.3(g).

"Related Party" means the General Partner, the Special Partner or any of their respective Affiliates, officers, directors, agents or equity holders.

"Related Party Transaction" means any transaction in which the Partnership would acquire an asset from or sell an asset to a Person in which a Related Party has a financial interest.

"Securities Act" means the Securities Act of 1933, as amended.

"Selling Fees" means any sourcing, commitment, financing, transaction, investment banking, brokers', finders', and other similar fees payable to a selling agent (including certain employees, officers and directors of Ascendant Capital) for any offering or sale of Units, including the Commissions, Wholesaling Fees and the Placement and Marketing Support Fees respecting Class A Units and Class A-1 Units and the Servicing Fee respecting Class B Units and Class B-1 Units.

"Servicing Fee" means cash fees paid by purchasers of Class B Units and Class B-1 Units, as determined by the General Partner, to broker-dealers, ce1tain employees, officers and directors of Ascendant Capital, and/or an Affiliate of the Pa1tnership for assisting with the marketing and due diligence of the Private Placement and payable as determined by the General Partner, a substantial portion of which may be paid or reallowed on a non-accountable basis. The Servicing Fee will be payable with respect to such Capital Contributions upon acceptance by the Partnership of an investor's subscription and will be subtracted from such Capital Contributions, and thereafter on an annual basis as determined by the General Partner. The General Partner may, in its sole discretion, reduce, waive or calculate differently the Servicing Fee with respect to any Limited Pa1tner, including Limited Partners that are members, Affiliates or employees of the General Partner, members of the immediate families of such persons and trusts or other entities for their benefit, as well as Limited Partners (such as other funds) that charge management or similar fees to their investors.

"Special Partner" has the meaning set forth in the Preamble, and also includes any other Person admitted to the Partnership as a Special Partner.

"Subscription Documents" means the subscription agreement and other documents utilized by the General Partner in accepting subscriptions for Units from investors, which documents shall be in such form as is determined by the General Partner.

"Supermajority of Limited Partners" means Limited Partners holding Units representing at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Allocation Percentages of all Limited Partners who are eligible to vote or grant their consent or approval with respect to the applicable matter.

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"Target Capital Account" means an amount equal to the aggregate distributions a Partner would receive pursuant to Section 8.3 if each of the Partnership's assets were disposed of for an amount equal to its Gross Asset Value, and all liabilities of the Partnership were satisfied to the extent required by their terms (limited, with respect to a nonrecourse liability (as such term is defined in Regulations § l.702-2(b)(3)) or partner nonrecourse debt (as such term is defined in Regulations §1.704-2(b)(4)), to the Gross Asset Value of the assets securing each such liability), and the proceeds of such disposition and all other cash of the Partnership remaining after satisfaction of all Pa1tnership liabilities were distributed among the Partners pursuant to Section 8.3, reduced by such Partner’s share of partner nonrecourse debt minimum gain (as such term is defined in Regulations §1.704-2(i)(5)) and partnership minimum gain (as such term is defined in Regulations §1.704-2(d)) immediately prior to such sale.

"Tax Distribution" means any distributions made to the Special Partner under Section 8.2.

"Taxable Income" or "Taxable Loss" means, as the case may be, for any period, the taxable income or taxable loss of the Partnership for such period, determined in accordance with Code §703(a), including all items of income, gain, loss or deduction required to be stated separately pursuant to Code §703(a)(l).

"Transfer" means a sale, assignment, transfer, gift, encumbrance, hypothecation, mortgage, pledge, exchange or any other conveyance or disposition by law or otherwise, voluntarily or involuntarily.

"Unit" means, as to any Pa1tner, all of the Partner's Class A Units, Class A-1 Units, Class B Units and Class B-1 Units.

"Unreturned Capital Contribution" means, with respect to any Limited Partner as of any particular date, the excess of (i) the aggregate Capital Contributions of such Limited Partner as of such date, over (ii) all distributions to such Limited Partner pursuant to Sections 8.3(1) and (2).

"Wholesaling Fees" means a fee paid by Class A Unit and Class A-1 Unit purchasers, as determined by the General Partner, a portion of which may be reallowed to selected dealers, including certain employees, officers and directors of Ascendant Capital, on a non-accountable basis. The Wholesaling Fees will be payable with respect to Capital Contributions upon acceptance by the Partnership of an investor's subscription and will be subtracted from such Capital Contributions.

2.2	Other Definitions.

All terms used in this Agreement that are not defined in this Article 2 have the meanings contained elsewhere in this Agreement.

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ARTICLE 3.

MANAGEMENT

3.1	Authority.

Except as otherwise provided in this Agreement, the management and operation of the Partnership is vested exclusively in the General Partner. The General Partner has the power on behalf of the Partnership to carry out any and all of the purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto. Except as otherwise expressly provided herein, the General Partner shall have, and shall have full authority to exercise, on behalf of and in the name of the Partnership, all rights and powers of a general partner of a limited partnership under the DRULPA necessary or convenient to carry out the purposes of the Partnership. Without limiting the foregoing but subject to the terms of this Agreement, including Section 3.2, the General Partner is hereby authorized and empowered in the name of and on behalf of the Partnership to:

(a)	acquire (i) the assets of or controlling interests, whether equity, debt or otherwise, in private companies (the "Portfolio Companies"), (ii) provide managerial assistance to such companies, (iii) develop such companies for income and/or long term growth, and (iv) otherwise operate, manage or sell such interests as the General Partner deems appropriate in its sole discretion;

(b)	acquire by purchase, lease, or otherwise any real or personal prope1ty which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Pa1tnership including the authority to acquire real and personal property from the General Partner or any Limited Partner or their respective Affiliates;

(c)	operate, maintain, improve, construct, lease and sell any Partnership assets necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

(d)	execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of Partnership assets, or in connection with managing the affairs of the Partnership, including executing amendments to the Agreement and the Certificate in accordance with the terms of the Agreement, pursuant to any power of attorney granted by the Limited Partners to the General Partner;

(e)	register or take title to Partnership assets in the Pa1tnership's name or as trustee, with or without disclosing the identity of his, her or its principal;

(f)	pay, prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting Partnership assets and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Partnership's assets;

(g)	borrow and lend money, and, in accordance with this Agreement, allow a Partner to lend money to and transact other business with the Partnership or Partners;

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(h)	borrow or raise money by issuing, accepting, endorsing or executing notes, drafts, bills of exchange, warrants, bonds, debentures, instruments or evidences of indebtedness; securing the indebtedness by mortgage, pledge, transfer, or assignment in trust of all or any part of the Partnership's assets; and selling, pledging, or disposing of the Partnership's obligations;

(i)	care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

(j)	contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

(k)	engage in any kind of activity, including any other trade, business, or investment activity, and perform and carry out contracts of any kind (including contracts of insurance covering risks to the Partnership's assets and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

(1)	make any and all elections for federal, state, and local income tax purposes including any election, if permitted by applicable law: (i) to adjust the basis of the Partnership’s assets under Code §§754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with transfers of Partnership interests and Partnership distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership’s federal, state, or local tax returns; and (iii) to represent the Partnership and the Pa1tners, before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership, the General Partner, and the Limited Partners in their capacities as General Partner or Limited Partners and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the General Partner and Limited Partners with respect to such tax matters or otherwise affect the rights of the Pa1tnership, General Partner, and Limited Partners;

(m)	take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership;

(n)	institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

(o)	withhold any funds due to a Limited Partner who is a foreign Person as may be required by the Code and the Regulations;

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(p)	establish any reserve accounts for either operating expenses or capital expenditures, which reserves may be increased or decreased in the sole and absolute discretion of the General Partner;

(q)	subject to Section 3.2(b) of this Agreement, sell any Partnership assets to Affiliates if the sales price is at fair market value and pursuant to such terms to which an independent seller or buyer (as the case may be) would agree;

(r)	enter into any contract, agreement, lease or other arrangement for the furnishing to or by the Partnership of goods, services or space with any party or entity related to or affiliated with the General Partner or with respect to any entity which the General Partner has any direct or indirect ownership or control if such arrangement is bona fide, at competitive price;

(s)	waive or reduce, in whole or in part, any notice period, minimum amount requirement, or other limitation or restriction imposed on Capital Contributions or withdrawals of capital; waive, reduce, defer or, by agreement with any Limited Partner, otherwise vary any fee or special allocation to the General Partner, and/or any requirement imposed on that Limited Partner by this Agreement. The General Partner will have such right, power and authority regardless of whether such notice period, minimum amount, limitation, restriction, fee, or special allocation, or the waiver or reduction thereof, operates for the benefit of the Partnership, the General Partner or fewer than all the Limited Partners;

(t)	admit Limited Partners to the Partnership and remove Limited Partners;

(u)	amend this Agreement in accordance with the terms hereof;

(v)	engage in any kind of activity, and to perform and carry out contracts of any kind, necessary to, or in connection with, or incidental to the accomplishment of, the purposes of the Partnership.

The General Partner may appoint such officers of the Partnership as it may deem appropriate and may remove any such officer at any time with or without cause. The General Partner may delegate to the Partnership's officers such powers and duties as it may deem appropriate and subsequently revoke or modify those powers and duties, and except to the extent that the General Partner determines otherwise, each officer will have the powers and duties normally associated with an officer having a similar title with a Delaware corporation. The General Partner also may delegate authority to other Persons and revoke that delegation as it may deem appropriate include the power to delegate authority.

3.2	Limitations on Authority.

Notwithstanding any term or provision set forth in this Agreement to the contrary, the General Partner does not have the authority, right, power or privilege to:

(a)	Do or undertake any act in contravention of this Agreement without the approval of a Majority of Limited Partners;

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(b)	Cause the Partnership to participate in a Related Patty Transaction without the approval of the Advisory Committee in the manner provided in Section 3.15; or

(c)	Cause the Partnership to borrow in excess of the lesser of(i) 50% of the amount the General Partner expects the Partnership to raise in its Private Placement, and (ii) 50% of the Partnership's Gross Asset Value (for such purpose, excluding the borrowings of any P01tfolio Company) determined as of the date such indebtedness is incurred.

3.3	Partnership Expenses.

The Partnership is responsible for and shall pay all Partnership Expenses. All Partnership Expenses shall be paid out of funds of the Partnership determined by the General Partner to be available for such purpose. As used herein, the term "Partnership Expenses" means all costs, expenses and charges incurred with respect to the ownership, operation and maintenance of the Partnership and its assets, as determined by the General Partner, and includes the following, but does not include the Organization and Offering Expenses:

(a)	(i) all fees and expenses incurred (including but not limited to any such fees or expenses of or payable to Ascendant Capital) in connection with (a) the origination, evaluation (including industry analyses and evaluations), investigation, structuring, acquisition, or disposition of Partnership assets, including appraisals fees, taxes, brokerage fees, (including but not limited to the Acquisition Fee (as defined in the Private Placement Memorandum) and finder's fees), underwriting commissions and discounts, legal, accounting, investment banking, consulting, information services, professional fees and financing fees (including the repayment of those financings and the costs related to establishing and maintaining a credit facility for the Partnership) and investment-related travel; (b) the carrying or management of the Partnership's assets; (c) communications with Partners; (d) any restructuring or amendments to the constituent documents of the Partnership and any subsidiary or other entity owned by the Partnership; (e) distributions to the Partners; (f) In-House Services; and (g) Operations Support Services, including but not limited to an annual fee or retainer, a discretionary bonus, a profits or equity interest in a Portfolio Company or Holding Company or other incentive-based compensation to the provider of Operations Support Services, any expenses incurred with respect to recruiting and hiring providers of Operations Support Services, and the compensation of certain employees of the General Partner relating to the time such employees provide Operations Support Services (collectively, "Operations Expenses"); (ii) attorneys' and accountants' fees and expenses; (iii) taxes (including margin taxes) and other governmental charges levied against the Partnership (except to the extent that such taxes or other governmental charges have been deemed distributed to a Partner pursuant to Section 8.5); and (iv) indemnifiable insurance, regulatory or litigation expenses (and damages) of the General Partner and other persons or entities indemnified under this Agreement;

(b)	Managerial Assistance Fees;

(c)	all fees and expenses incurred in connection with any meetings of the Limited Partners;

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(d)	all fees and expenses incurred in connection with the registration, qualification or exemption of the Partnership under any applicable federal, state, or local law and all other fees and expenses imposed by any governmental authority with respect to the Partnership's operations or assets;

(e)	all fees and expenses relating to the preparation of financial statements of the Partnership, the local, state and federal income, franchise, margin and other tax returns of the Partnership, other regulatory reports and filings of the Partnership, and all other documents, opinions, appraisals and reports delivered to the Partners;

(f)	all fees and expenses incurred in connection with any litigation, mediation, arbitration or other legal or tax proceeding involving the Partnership (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid m connection therewith;

(g)	all fees and expenses incurred in connection with the collection of amounts due to the Partnership;

(h)	all fees and expenses incurred in connection with the winding-up, dissolution and liquidation of the Partnership;

(i)	all fees and expenses incurred in connection with transactions that are allocated to the Partnership but not consummated; and

(j)	all insurance costs and expenses, and all costs and expenses incurred in connection with any obligations to provide indemnification or contribution to any Indemnitee pursuant to Section 9.3, pursuant to any approval of the Partners or as a matter of law.

3.4	Organization and Offering Expenses.

The Partnership will bear and/or reimburse the General Partner for all Organization and Offering Expenses, but only up to 1.25% of the gross proceeds received by or expected to be received by the Partnership in all Private Placements. Any Organization and Offering Expenses exceeding 1.25% of the gross proceeds received by or expected to be received by the Partnership in all Private Placements will be borne by the General Partner or an Affiliate.

3.5	General and Administrative Expenses.

The General Partner shall bear, and shall not be entitled to be reimbursed by the Partnership for, its or its Affiliates' general and administrative costs and expenses and its day-to-day overhead expenses of managing the Partnership (collectively, the "General and Administrative Expenses"). General and Administrative Expenses shall mean the following, whether such expenses are incurred directly by the General Partner or indirectly through any Affiliate:

(a)	costs and expenses for the compensation of the General Partner's or its Affiliates' officers and employees (including salaries, bonuses, payroll taxes and employee benefits), other than the potion of the total compensation of the General Partner's (or its Affiliates') or Ascendant Capital's officers and employees relating to the time such officers or employees provide services to the Partnership or its Portfolio Companies, which, to the extent not reimbursed by a Portfolio Company, will be a Partnership Expense;

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(b)	rental expense and other occupancy costs and expenses for the rental or lease of office space for the General Partner or its Affiliates, other than space rented primarily for the Partnership's business;

(c)	travel and entertainment expenses unrelated to the Partnership or its business; and

(d)	costs and expenses for, or relating to, the General Partner's office or offices including (i) acquiring or leasing furniture, fixtures and equipment, (ii) office materials and supplies, (iii) telephone and telecommunication services and other utilities, and (iv) repair and maintenance costs, other than the portion of any such items related to the Partnership's business. General and Administrative Expenses shall not include out-of-pocket costs and expenses of the General Partner or any Affiliate thereof related specifically to the Pa1tnership, its business or its assets.

For the avoidance of doubt, Selling Fees and Managerial Assistance Fees are not General and Administrative Expenses.

3.6	Other Fees.

Other than as set forth in this Agreement, no Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership in its Partner capacity, nor shall any Partner be reimbursed for any expenses incurred by such Partner in its Partner capacity on behalf of the Partnership, other than as set forth in this Agreement.

3.7	Certain Activities.

(a)	The General Partner, itself or through an Affiliate, intends to devote a sufficient portion of its financial, personnel and other resources to administering the businesses of the Partnership to the extent that the General Partner deems necessary to perform its duties as set forth in this Agreement.

(b)	Except as expressly provided in this Agreement, neither the General Partner, its Affiliates or their respective partners, managers, members, officers and directors shall be expressly or implicitly restricted or prohibited under this Agreement from engaging in other activities for profit, and the General Partner, its Affiliates and their respective partners, managers, members, officers and directors shall have the right to engage in and possess an interest in other business ventures of any and every type and description, independently or with others. The Limited Partners acknowledge that the General Partner, it’s Affiliates and their respective partners, managers, members, officers and directors may be engaged in other businesses in which the Partnership will not have an interest and which may be competitive with the activities of the Partnership. The General Partner, its Affiliates and their respective partners, managers, members, officers and directors may be a partner, shareholder, director, officer, employee, consultant, joint venture, advisor or act in any other capacity, with or to other entities, including limited partnerships and limited liability companies or other entities, which may compete with the Partnership. The General Partner may propose from time-to-time that the Partnership enter into Related Party Transactions for the provision of certain services, which the Partnership may enter into in the manner provided in Section 3.15(c).

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(c)	Subject to the General Partner's express obligations under this Agreement, the Limited Partners agree that the activities and facts described in this Section 3.7 shall not constitute a breach of the General Partner's fiduciary duty to the Partnership or the Limited Partners. The Limited Partners hereby consent to such activities and the Limited Partners waive, relinquish and renounce any right to participate in, and any other claim whatsoever concerning, those activities. The Limited Partners further agree that neither the General Partner nor any other party referred to in this Section 3.7 will be required to account to the Partnership or any Limited Partner for any benefit or profit derived from any such activities or from such similar or competing activity or any related transactions by reason of any conflict of interest or the fiduciary relationship created by virtue of the position of the General Partner unless such activity is contrary to the express terms of this Agreement or the DRULP A. Each Limited Partner waives any right such Limited Partner may have against the General Partner for using for its own benefit information received as a consequence of the General Partner’s management of the affairs of the Partnership. Nothing in this Agreement shall constitute a waiver or limitation of any rights that a Limited Partner may have under the Advisers Act or under any other laws whose applicability is not permitted to be contractually waived.

3.8	Other Matters.

(a)	The General Partner and its Affiliates shall not be liable to the Partnership or any Partner for losses sustained, liabilities incurred, or benefits not derived by any Partner in connection with or resulting from (i) any decisions made by, or actions taken or not taken by, the General Partner or its Affiliates, so long as the General Partner or its Affiliates, if applicable, acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and its conduct did not constitute gross negligence, fraud or willful or wanton misconduct; (ii) any identity theft or similar criminal action experienced by any Partner.

(b)	The General Partner and its Affiliates may exercise any of the powers granted to it hereunder and perform any of the duties imposed upon it hereunder either directly or by or through agents and shall not be responsible for any misconduct or negligence on the part of any such agent appointed and supervised in good faith.

(c)	The General Partner and its Affiliates may rely, and shall be protected in acting or refraining from acting, upon any consent, approval and any other action taken by the Limited Partners, and upon any resolution, ce1tificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or patties.

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(d)	The General Partner and its Affiliates may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers, and any act taken or omitted to be taken in reliance upon the opinion or advice (whether written or oral) of such Persons as to matters which the General Partner reasonably believes to be within such Person's professional or expert competence shall be presumed to have been done or omitted in good faith.

(e)	The General Partner and its Affiliates shall not be liable to the Partnership or the Partners for the failure to perform any obligation to the extent the General Partner could not perform such obligation due to the fact that the Partnership does not have sufficient funds to enable the General Partner to perform such obligation.

(f)	Any Person may, with the consent of the General Partner, lend or advance money to the Partnership. If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership. The amount of any such loan or advance by a lending Partner shall be repayable out of the Partnership's cash and shall bear interest at such rate as the General Partner and the lending Partner shall agree pursuant to the terms hereof. None of the Partners shall be obligated to make any loan or advance to the Partnership.

3.9	Registrar and Transfer Agent.

The General Partner will either act as registrar and transfer agent for the Partnership or appoint a duly qualified and properly licensed trust or other company for such purpose and in such capacity the Registrar and Transfer Agent will maintain and keep a Register comprised of: (a) a list of the name and last known residence address or principal place of business of each Partner, and the type and amount of Units held by such Partner; (b) particulars of the registration of Units; and (c) particulars of the assignment of Units. Upon request, a Partner or his duly authorized representative shall be entitled to inspect, and at its expense receive a copy of, the Register.

3.10	Removal.

(a)	The General Pa1tner may be removed as the Partnership's general partner upon the affirmative vote of at least 20% of the Limited Partners who are not Affiliates of the General Partner to remove the General Partner if any of the following events occur: (i) a final, non-appealable judicial determination that the General Partner has committed fraud, gross negligence or willful misconduct which has a material impact on the Pa1tnership, or (ii) (A) an action or proceeding under the United States Bankruptcy Code is filed against the General Partner and (I) such action or proceeding is not dismissed within ninety (90) days after the date of its filing or (II) the General Partner files an answer acquiescing in or approving of such action or proceeding, (B) an action or proceeding under the United States Bankruptcy Code is filed by the General Partner or (C) a receiver or conservator is appointed to take control of the General Partner or all or a substantial portion of its prope1ty.

(b)	Upon any such removal the former General Partner shall be given prompt written notice of such removal.

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(c)	A Majority of Limited Partners shall select, in writing, any Person to be a successor General Partner of the Partnership, and such Person shall be granted a Profits Interest as of such date.

(d)	Any removal shall be without prejudice to the rights, if any, of the General Partner under any contract by and between the General Partner and the Partnership and will not affect the General Partner's or any Affiliates' rights as a Limited Partner.

(e)	Upon removal of the General Partner, the Special Partner’s Profits Interest will automatically and without further action by any Person, be deemed to have been distributed to the Special Partner, and, in tum, deemed to have been contributed to the Partnership in exchange for Units as a Limited Partner. Such deemed transaction shall require an adjustment to the Gross Asset Value of the Partnership's assets, as described in (ii) to the definition of Gross Asset Value.

3.11	Reliance on Authority of General Partner.

No Person dealing with the General Partner or the Partnership shall be required to determine the authority of the General Partner to make any undertaking on behalf of the Partnership or to determine any fact or circumstance bearing upon the existence of such authority. No purchaser of any property or interest owned by the Partnership shall be required to determine the sole and exclusive authority of the General Pa1tner to execute and deliver, on behalf of the Partnership, any and all documents and instruments in connection therewith or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith:

3.12	Affiliated Funds.

The General Partner may form additional partnerships or other ownership entities ("Affiliated Funds") to accommodate investors with special legal, regulatory, tax, or other needs. The Affiliated Funds generally will invest side by side with the Partnership on any reasonable basis (expected to be in proportion to their relative Capital Contributions), and each will pay its share of expenses. The Affiliated Funds may contain terms and conditions different from the Partnership.

3.13	Managerial Assistance Fee.

Commencing upon each Limited Pa1tner's entry into the Partnership, the Partnership will pay the General Partner the Managerial Assistance Fee. The Managerial Assistance Fee will be due and payable by the Partnership on the fast business day of each calendar quarter. Managerial Assistance Fees owing for any period that is less than a full calendar year quarter will be pro-rated appropriately and will be payable on the first business day of such period. The Managerial Assistance Fee paid pursuant to this Section 3.13 is intended to constitute a guaranteed payment within the meaning of Code §707(c).

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3.14	Acquisition Committee.

The General Partner has established and appointed the members of the Acquisition Committee. The General Partner has the right, in its sole discretion, to appoint additional members of the Acquisition Committee and replace members of the Acquisition Committee. The Acquisition Committee will be available to consult with the General Partner, make determinations, decisions and recommendations. The General Partner will be permitted to submit to the Acquisition Committee for its consideration issues upon which it desires the Acquisition Committee's advice, including those involving conflicts of interest. The Partnership will not acquire or dispose of any Po1tfolio Company without approval of at least seventy-five percent (75%) of the members of the Acquisition Committee.

3.15	Advisory Committee.

(a)	Composition. The advisory committee of the Partnership (the "Advisory Committee") will be composed of three members appointed by the General Partner. All members of the Advisory Committee must be Independent. The General Partner may dismiss and replace members of the Advisory Committee.

(b)	Meetings and Compensation. The General Partner and members of the Advisory Committee will agree to compensation paid to its members for serving as such. The Advisory Committee will meet on an as-needed basis.

(c)	Related Party Transactions. The Partnership may not enter into a Related Patty Transaction without the approval of all of the members of the Advisory Committee. In approving any Related Party Transaction, the General Partner must provide the Advisory Committee with an independent valuation of the proposed acquisition, and the Advisory Committee must determine that the Related Party Transaction is in the best interests of the Partnership.

ARTICLE 4.

THE LIMITED PARTNERS

4.1	Admission.

(a)	Each Limited Partner is hereby admitted to the Partnership as of the date the General Partner accepts their respective Subscription Documents.

(b)	The General Partner may, in its discretion, cause the Partnership to hold one or more subsequent closings (each, a "Closing" and, the last such closing, the "Final Closing"), pursuant to which additional Limited Partners ("Additional Limited Partners") may be admitted to the Partnership; provided, that the Final Closing shall occur on or before June 30, 2017, unless the General Partner in its discretion extends the Final Closing by a period of up to two additional one-year periods. Pursuant to the preceding sentence, the General Partner has elected to extend the Final Closing until June 30, 2018. At each Closing, each Additional Limited Partner shall be admitted to the Partnership as of the date of such Closing upon execution and delivery by such Additional Limited Partner of this Agreement and the other Subscription Documents, and acceptance by the General Partner thereof

(c)	Certain Affiliates of the General Partner will be able to invest in the Partnership as a Limited Partner. Any Limited Partner that is affiliated with the General Partner will be disregarded for the purposes of any vote on the removal of the General Partner pursuant to Section 3.I0 (a).

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4.2	Rights and Duties.

Except as otherwise required by the DRULPA, no Limited Partner shall be personally liable for any of the debts or obligations of the Partnership, the liability of each Limited Partner to the Partnership will be limited to the total Capital Contributions that the Limited Partner is required to make to the Partnership and the obligations, if any, to return distributions to the Partnership to the extent required under the DRULPA or this Agreement, and such liability will be enforceable only by the Partnership and the Pa1tners thereof and not by any creditors of the Partnership. The Limited Partners will have such approval and consent rights as are specifically provided for in this Agreement or under the DRULPA, but will not pa1ticipate in the management or control of the Pa1tnership's operations, business or affairs, transact any business for the Partnership or have the power to act for or bind the Partnership, such powers being vested solely and exclusively in the General Partner. Limited Partners may exercise any such approval or consent rights at a meeting of the Partners or by written consent.

4.3	Meetings.

(a)	The General Partner may call a meeting of the Limited Partners from time-to-time by delivering to the Limited Partners notice of the time and purpose of the meeting at least ten days before the day of the meeting. Each meeting of Limited Partners shall be conducted by the General Pa1tner. Meetings may be held by telephone conference or other electronic means and participation by a Limited Partner in a meeting by telephone conference or other electronic means shall constitute presence of that Partner. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy will be revocable at the pleasure of the Limited Partner executing it.

(b)	Whenever action is required by this Agreement to be taken by, or with the approval of, any Limited Partners, such action will be deemed to be valid if taken upon the written vote or written consent of those Limited Partners whose Allocation Percentages represent the specified Allocation Percentages required by this Agreement, the DRULPA or the 1934 Act and rules thereunder to take or approve such action. Whenever action is required by this Agreement to be taken by a specified percentage in interest of a specified class or group of Limited Partners, such action will be deemed to be valid if taken upon the vote or written consent of those Limited Partners of such class or group whose Allocation Percentages represent the specified percentage of the aggregate Allocation Percentages of all Limited Partners of such class or group. Except as expressly provided herein (or as may be required by the 1934 Act and rules thereunder), no class of, or enumerated category of, Limited Partners shall be entitled to vote or consent separately as a class with respect to any matter.

4.4	Book-Entry Evidence of Ownership.

The Units will be issued only in fully-registered book-entry form. Ownership of Units will be shown in, and transfer of Units will be affected only through, the Register. Certificates evidencing Ownership of Units will not be issued. Units shall be transferable in the manner prescribed by law and in this Agreement, subject to restrictions set forth in this Agreement. Assuming all restrictions on transfers have been met, transfers of Units shall be made in the Register.

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4.5	Joint Holders of Units.

Where Units are subscribed for by or assigned to two or more Persons: (a) the name of each Person will be shown on the Register for the Units; (b) the Units will be presumed by the Partnership to be held jointly; (c) amounts distributed by the Partnership for the Units will be in both names but may be sent to the Person whose name appears first on the Register for the Units or to such one of them as the joint holders direct in writing, and any one of such Persons may give effectual receipts for any distributions for the Units with the other of such Persons having no further recourse against the Partnership; and (d) any one of such Persons may vote for the Units as if that Person were solely entitled to the Units, but if more than one of such Persons is present or is represented at a meeting, the Person whose name appears first on the Register for the Units will alone be entitled to vote in respect of the Units.

5.1	Units.

ARTICLE 5.

CAPITALIZATION

(a)	The Partnership is authorized to issue an unlimited amount of Units and classes of Units, other than Class A Units, Class A-1 Units, Class B Units and Class B-1 Units, without notice to any Limited Partner, as the General Partner may from time-to-time create and issue, with such terms, rights, designations and obligations as the General Partner may specify upon issuance of such classes of Units. Each outstanding Unit of a class shall have attached to it the same rights and obligations as, and will rank equally and part passu with, each other Unit of such class for distributions, allocations and voting except with respect to (i) any amounts required to make up differences, if any, in Selling Fees paid for any offering or sale of Units, (ii) the Managerial Assistance Fee, as set forth in Section 3.13 or (iii) any waivers, reductions or variations granted under Section 3. l(r) hereof. The General Partner is hereby authorized and directed to take all actions which it deems necessary or appropriate in connection with each issuance of an additional class of Units and to amend this Agreement in any manner which it deems necessary or appropriate to specify the relative rights, powers and duties of the holders of such Units and to provide for each such issuance. The issuance of any such additional class of Units and any amendment relating thereto shall not require the consent or approval of any Limited Partner.

(b)	The General Partner shall have the right to restructure the interests in the Partnership to address legal, tax or other concerns; provided, that such restructuring shall not have a material adverse effect on any Limited Partner without the prior written consent of such Limited Partner.

5.2	Capital Contributions.

(a)	The Capital Contributions and Net Capital Contributions of the Partners will be the amounts specified in the List of Partners, as amended from time-to-time.

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(b)	At each Closing, each Additional Limited Partner will make the Capital Contribution specified in the Subscription Documents executed by it and accepted by the General Pa1tner, which amount will be reflected in the List of Partners effective as of the first day of the calendar month following the month in which such payment was made.

5.3	Additional Capital Contributions.

The Partners will not be obligated to make any additional Capital Contributions to the Partnership.

5.4	Return of Capital.

No Partner has the right to demand or receive the return of such Partner's Capital Contributions, even in the event of withdrawal of the General Partner, whether or not such withdrawal is permitted hereunder or in breach hereof. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

5.5	No Interest on Capital Contributions.

No Partner may receive any interest on such Partner's Capital Contributions or such Partner's Capital Account, notwithstanding any disproportion therein as between the Partners.

5.6	Debt Facility.

Subject to Section 3.2(c), the General Partner may arrange for one or more debt facilities, including seller financing, to acquire any assets, to make capital expenditures, to pay operating expenses, and for any other permitted purposes, in addition to, lieu of, or in advance of, using Capital Contributions.

ARTICLE 6.

BOOKS AND RECORDS

6.1	Bank Accounts.

The General Partner will, at the expense of the Partnership, deposit all funds collected by it relating to the Partnership, including funds collected from Capital Contributions or proceeds generated from the Partnership's business into an account or accounts in the name of the Partnership, as determined by the General Partner. Withdrawals from said accounts shall be made by signatures only of such Persons as designated by the General Partner.

6.2	Records.

The General Pa1tner will maintain for the Partnership books and records in the form determined by the General Partner. Subject to Section 9.5, any Partner may, at its expense and upon providing the General Partner with no less than ten business days' prior written request, have access to such books and records (excluding the List of Partners, but including the Register) during normal business hours or as designated by the General Partner, all of which the General Partner shall keep at the Partnership's principal offices; provided, however, that the Partner exercising such right may not unreasonably interfere with or disrupt Partnership business.

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6.3	Books and Tax Returns.

The General Partner will prepare and file all federal, state and local income and other tax returns required to be filed by the Partnership and will keep or cause to be kept complete and appropriate records and books of account in which will be entered all such transactions and other matters relative to the Partnership's operations, business and affairs as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or which are required by the DRULPA. Except as otherwise expressly provided herein, such books and records will be maintained in accordance with GAAP.

6.4	Audits.

The Financial Statements will be prepared on a GAAP basis and audited by a PCAOB-registered accounting firm as of the end of each Fiscal Year.

6.5	Reports.

(a)	Within 120 days after the end of each Fiscal Year, the General Partner will cause to be prepared and furnished to the Limited Partners a financial report for such Fiscal Year that includes the audited Financial Statements for such Fiscal Year and any other information that the General Partner deems necessary or appropriate.

(b)	Within 120 days after the end of each Fiscal Year, the General Partner will cause to be prepared and furnished to the Limited Partners all necessary tax reporting information, which information shall include all necessary information in order for all Limited Partners to satisfy reporting obligations under the Code with respect to any investments by the Partnership in any entities organized or formed in jurisdictions outside the United States.

(c)	Within 45 days after the end of each Fiscal Quarter, the General Partner shall cause to be prepared and furnished to the Limited Partners an unaudited summary investment report for such Fiscal Quarter; provided that in the event any Units are registered under the 1934 Act, the General Partner may deem reports filed by the Partnership thereunder to satisfy the foregoing.

6.6	Tax Elections.

Except as otherwise provided herein, the General Partner will determine whether to make, refrain from making or revoke any available election pursuant to the Code (other than any election that would cause the Partnership to be classified for federal income tax purposes as an association taxable as a corporation). The General Partner shall not permit the Partnership to elect, and the Partnership shall not elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Regulations §301.7701-3(a) or under any corresponding provision of state or local law.

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6.7	Tax Matters Partner.

The General Partner will be the ''tax matters partner" of the Partnership for federal income tax purposes under Code §623 l (a) (7), and the "partnership representative" as defined in Code §6223 (as amended by the Bipartisan Budget Act of 2015), and the Pa1tners shall take any and all steps required under the Code to ensure that the General Partner is properly designated as the "tax matters partner."

ARTICLE 7.

ALLOCATIONS

7.1	Allocation of Net Profits and Net Losses.

(a)	Subject to Section 7.3, for each Fiscal Period, all Selling Fees shall be allocated among the Limited Partners in accordance with any Selling Fee actually charged with respect to the Units held by such Limited Partner.

(b)	Subject to Sections 7.l (a) and 7.3, for each Fiscal Period, Net Profits and Net Losses (and items thereof) generally shall be allocated among the Partners, in proportion to, and until, each such Partner's Capital Account balance (determined after taking into account all distributions and all allocations for the current Fiscal Year, except for the allocations pursuant to this Section 7.1) is increased or reduced to an amount equal to such Partner's Target Capital Account. The General Partner may allocate in any particular Fiscal Period (i) items of income and gain to those Partners whose Capital Account balances are less than their Target Capital Account and (ii) items of loss and deduction to those Partners whose Capital Account balances are greater than their Target Capital Account, but in each case only up to an amount that would cause their Target Capital Account and Capital Account balances to be equivalent.

7.2	Authority to Reallocate.

The Partners acknowledge and agree that (i) it is the overriding intent of the patties that the cumulative distributions made by the Partnership to the Partners over the life of the Pa1tnership pursuant to ARTICLE 8 and ARTICLE 11, including distributions made in liquidation of the Pa1tnership, shall be made among the Partners as described in Section 8.3, and (ii) notwithstanding Section 7.1, the General Partner shall have the authority to reallocate items of income, gain, loss, and deduction of the Partnership among the Partners so as to cause the allocations thereof to be consistent with the distributions set forth in Section 8.3.

7.3	Special Allocations.

(a)	Minimum Gain Chargebacks. If during any taxable year there is a net decrease in partnership minimum gain (as such term is defined by Regulations§1.704-2(d)), then each Partner shall be specially allocated gross income for such taxable year (and, if necessary, for subsequent taxable years) in the manner provided in Regulations §l.704-2(f). Likewise, if there is a net decrease during any taxable year in the minimum gain attributable to Partner nonrecourse debt (as defined in Regulations §1.704-2(i)(3)) with respect to Partner nonrecourse debt, then any Partner with a share of the minimum gain attributable to such debt at the beginning of such taxable year shall be specially allocated items of gross income for such taxable year (and, if necessary, for subsequent taxable years) in the manner provided in Regulations §1.704-2(i)(4). This Section 7.3(a) is intended to comply with, and shall be interpreted to be consistent with, the minimum gain chargeback requirements of Regulations §§1.704-2(f) and 1.704-2(i).

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(b)	Qualified Income Offset. If any Limited Partner unexpectedly receives any adjustment, allocation or distribution described in Regulations §§1.704-l(b)(2)(ii)(d)(4), (5), or (6), that, after tentatively taking into account all allocations that would be made for the current period under this Agreement (other than allocations pursuant to this Section 7.3(b)), would cause or increase an Adjusted Capital Account Deficit, items of Partnership income and gain will be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations under Code §704(b), the Adjusted Capital Account Deficit as quickly as possible. This Section 7.3(b) is intended to comply with the qualified income offset requirement in Regulations §l. 704-1(b) (2) (ii) (d) and will be interpreted consistently therewith.

(c)	Preventative Allocation. If any Limited Partner would have an Adjusted Capital Account Deficit at the end of any Fiscal Year then such Limited Partner will be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible.

(d)	Optional Adjustment to Basis - Section 754. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code §734(b) or Code §743(b) is required pursuant to Regulations §1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

(e)	Overall Limitation on Allocation of Net Loss. Notwithstanding any other provision of this Agreement, no Net Loss will be allocated to any Limited Partner if such allocation would cause or increase an Adjusted Capital Account Deficit in such Limited Partner's Capital Account. If the Capital Account of any Limited Partner would have an Adjusted Capital Account Deficit at any time when the Capital Account of any other Limited Partner would not have an Adjusted Capital Account Deficit, any further Net Loss will be allocated in accordance with the respective Capital Account balances of the Limited Partners whose Capital Accounts would have no Adjusted Capital Account Deficit. In the event that the allocation of further Net Loss would cause Adjusted Capital Account Deficits in the Capital Accounts of all Limited Partners, all such Net Loss will be allocated to the General Partner.

(f)	Nonrecourse Deductions. Gross deductions that are Partner nonrecourse deductions (as defined in Regulations §1.704-2(i)(2)) for any taxable year shall be allocated to the Partner that bears the economic risk of loss with respect to the nonrecourse debt to which such Partner nonrecourse deductions are attributable in accordance with Regulations §1.704- 2(i). Nonrecourse deductions (as defined in Regulations §l .704-2(b)) will be allocated to the Partners in accordance with their respective Allocation Percentages. Solely for purposes of allocating excess nonrecourse liabilities of the Partnership among the Partners, the Partners agree that their respective interests in the profits of the Partnership are equal to their respective Allocation Percentages.

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(g)	Curative Allocations. The allocations set forth in Section 7.3(a) through 7.3(f) ("Regulatory Allocations") are intended to comply with certain requirements of Regulations §§1.704-l (b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of Net Profit, Net Loss, and other items among the Partners so as to cause all of the Partnership's allocations, including the Regulatory Allocations, to be consistent with the agreed division of Pa1tnership distributions. In general, the Partners anticipate that this will be accomplished by specially allocating other Net Profit, Net Loss, and items of income, gain, loss and deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero. However, the General Partner may accomplish this result in any reasonable manner.

7.4	Tax Rules.

The following special allocations shall be made in the following order:

(a)	Proportional to Net Profits or Net Loss. Except as otherwise provided in this Section 7.4, for each taxable period, each item of Partnership income, gain, deduction and loss for tax purposes shall be allocated among the Partners in the same promotion as they share the corresponding item of Net Profits, Net Losses or other item of Partnership income, gain, loss or deduction for such period.

(b)	Contribution of Property. In accordance with Code §704(c) and the Regulations thereunder, income, gain, loss, and deduction as to any property contributed to the capital of the Pa1tnership shall, for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

(c)	Gross Asset Value Adjustment. If the Gross Asset Value of any Partnership asset is adjusted as the result of an adjustment as described in subsection (ii) or (iv) of the definition of "Gross Asset Value," subsequent allocations of income, gain, loss, and deduction as to such asset shall, for tax purposes, be made so as to eliminate as quickly as possible any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as pursuant to Code Section 704(c) and the Regulations thereunder.

(d)	Elections Under Code §704(c). Notwithstanding anything herein to the contrary, the General Partner will allocate taxable items of income, gain, loss and deduction with respect to any property owned by the Partnership as of the date hereof, the adjusted basis of which differs from its Gross Asset Value, among the Partners on a prope1ty-by-prope1ty basis in accordance with one of the methods provided in Regulations §1.704-3, as selected by the General Partner. Any election or other decision relating to allocations under this Section 7.4 Will be made by the General Partner in any manner that reasonably reflects the purposes and intention of this Agreement. Allocations under this Section 7.4 are for purposes of federal, state and local taxes only and shall not affect or in any way be taken into account in computing any Partner's Capital Account balance or share of Net Profits, Net Losses or distributions pursuant to any provision of the Agreement.

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7.5	Other Allocation Rules.

(a)	Frequency. For purpose of determining the Net Profit, Net Loss, or any other item allocated to any period, Net Profit, Net Loss, and any such other item will be determined on a daily, monthly, quarterly, or other basis, as determined by the General Partner using any permissible method under Code §706 and the Regulations thereunder.

(b)	Remaining Items. Any item of Partnership income, gain, loss or deduction and any other allocation not otherwise provided for in this Agreement must be divided among the Partners in the same proportions as the Partners share Net Profit or Net Loss, as the case may be, for such period.

ARTICLES.

DISTRIBUTIONS

8.1	Amounts.

Except as otherwise provided herein, distributions will be made by the Partnership as determined by the General Partner in its sole and absolute discretion. The General Partner shall be entitled to withhold from any distribution such amounts as the General Partner determines are necessary to create or fund any reserve for Pa1tnership Expenses, liabilities or obligations of the Partnership. The General Partner may use broad discretion with respect to the current needs for operating capital, reserves for future operating capital, current investment and reinvestment opportunities, reserves for future investment and reinvestment opportunities, and distribution of the Partnership assets; provided, however, notwithstanding any provision herein to the contrary, the General Partner may not withhold any distribution of funds to the Partners which would violate the General Partner’s fiduciary duty under the DRULP A. It is the General Partner's duty in determining the amount of distributions to the Partners, to take into account: (a) the Partnership 's anticipated needs in its business and sums necessary to operate its business until the income from further operations is available; (b) the amounts of its debts; (c) the necessity or advisability of paying its debts, or at least reducing them within the limits of the Partnership's credit; and (d) the necessity or advisability of establishing any reserve amounts for either operating expenses or capital expenditures.

8.2	Special Partner Tax Distribution.

The Partnership may, prior to making any distributions under Section 8.3, make a cash advance to the Special Partner or its designee against distributions to be paid to the Special Partner under Section 8.3 to the extent that such distributions are not otherwise sufficient for the Special Partner or its designee or any of its members or beneficial owners (whether such interests are held directly or indirectly) to pay when due any income tax imposed on it or its members or beneficial owners with respect to allocations of income attributable to the Profits Interest determined by assuming the applicability of the highest combined effective marginal federal, state and local income tax rates applicable to an individual resident in New York, New York, and taking into account the character of the income underlying the applicable tax obligation (i.e., capital gain, ordinary income or qualified dividend) and previous allocations of Net Losses attributable to the Special Partner's Profits Interest under Section 7.1. Amounts distributed under this Section 8.2 will be treated as advances against distributions for purposes of Section 8.3 and will reduce subsequent distributions to the Special Partner under Section 8.3.

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When the Partnership winds up pursuant to Section 11.1, if the amount distributed to the Special Partner under this Section 8.2 is greater than the amount that would have been distributed to the Special Partner under Sections 8.3(4). 8.3(5) and 11.3 (in respect of Sections 8.3(4) and 8.3(5)) in the absence of distributions under this Section 8.2, the Special Partner shall contribute to the Partnership, for distribution to the Limited Partners under Section 8.3, such excess reduced by the Special Partner's Net Tax Liability. The Special Partner's "Net Tax Liability" shall equal the income taxes imposed on the Special Partner and its direct and indirect beneficial owners in respect of allocations and distributions to the Special Partner as determined at the highest marginal federal, state and local income tax rates applicable to an individual resident in New York, New York for the relevant periods and taking into account the character of the income underlying the applicable tax obligation (i.e., long-term capital gain, ordinary income or qualified dividend income) less the tax benefit of losses allocated to the Special Partner to reverse prior allocations of taxable income to the extent that such tax benefits are actually realized in the form of a reduction in tax liability otherwise owed as determined by the Special Partner in its sole discretion. The amount so contributed will be for the sole benefit of the Limited Partners and not creditors of the Partnership, and may be paid directly to the Limited Partners by the Special Partner.

8.3	Priority.

After payment of any Tax Distributions and payment and reservation of all amounts deemed necessary by the General Partner in its sole discretion as contemplated by Section 8.1, and except as otherwise provided in this Agreement, amounts available for distribution by the Partnership will be distributed as follows:

(1)	First, 100% to the Limited Partners, in proportion to their respective Net Capital Contributions, until each Limited Partner has received cumulative distributions pursuant to this Section 8.3(1) equal to such Limited Partner's Net Capital Contribution Amount;

(2)	Second, 100% to the Limited Partners, in proportion to their respective Unreturned Capital Contributions, until each Limited Partner has received cumulative distributions pursuant to this Section 8.3(2) and Section 8.3(1) equal to such Limited Partner’s aggregate Capital Contributions;

(3)	Third, 100% to the Limited Partners, in proportion to their respective Accrued Preferred Returns, until each Limited Partner has received cumulative distributions pursuant to Section 8.3 in an amount equal to the sum of such Limited Partner's aggregate Capital Contributions and Limited Partner Preferred Return;

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(4)	Fourth, 100% to the Special Partner until the cumulative distributions made to the Special Partner pursuant to this Section 8.3(4) equal 20% of the sum of all amounts Distributed (i) to each Limited Partner pursuant to Sections 8.3(1), (2) and (3), in excess Of such Limited Partner's Net Capital Contribution Amount and (ii) to the Special Partner under this Section 8.3(4); and

(5)	Thereafter, amounts available for distribution by the Partnership will be distributed 80% to the Limited Partners and 20% to the Special Partner, with such amounts distributed to the Limited Partners pursuant to Section 8.3(5) in promotion to their respective aggregate Capital Contributions.

The General Partner will make adjustments to amounts distributed pursuant to this Section 8.3 to take into account differences in fees paid with respect to different classes of Units or certain investments.

8.4	General.

(a)	Overriding Limitations on Distributions. Notwithstanding any other provision of this Agreement, distributions shall be made only to the extent of available cash of the Partnership and in compliance with the DRULPA and other applicable law.

(b)	Distributions to Persons Shown on Partnership Records. Any distribution by the Partnership to the Person shown on the Partnership's records as a Partner or to such Person's legal representatives, or to the transferee of such Person's right to receive such distributions as provided herein, shall constitute a release of the Partnership and the General Partner of all liability to any other Person that may be interested in such distribution by reason of any Transfer of such Person's Units for any reason (including a Transfer of such interest by reason of the death, incompetence, bankruptcy or liquidation of such Person).

8.5	Tax Withholding.

(a)	General. Each Partner shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the General Partner and any officer, agent or representative thereof who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local or non-U.S. income tax purposes against (i) all claims, liabilities and expenses of whatever nature relating to such Person's obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership or as a result of such Partner's participation in the Partnership and (ii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or asse1tion of any amounts described in clause (i) above.

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(b)	Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Partner hereby authorizes the Partnership to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership or any of its Affiliates (under the Code or any provision of U .S. federal, state or local or non-U.S. tax law) with respect to such Partner or as a result of such Partner's participation in the Partnership (including as a result of a distribution in kind to such Partner). If and to the extent the Partnership is required to withhold or pay any such withholding or other taxes with respect to a Partner, such Partner will be deemed for all purposes of this Agreement to have received a distribution from the Partnership pursuant to the then relevant provisions of Section 8.3, as of the time that such withholding or other tax is required to be paid, to the extent such Partner (or any successor to such Partner's interest in the Partnership) would have received a cash distribution but for such withholding. For purposes of this Section 8.5(b). the amount of taxes required to be withheld or paid with respect to a Partner will be determined based on the withholding tax rate applicable to such Partner under Section 8.5(c) (which must take into account any withholding exemptions or reductions applicable to such Partner, as established under Section 8.5(c)).

(c)	Withholding Tax Rate. Any withholdings referred to in this Section 8.5 will be made at the maximum applicable statutory rate under the applicable tax law unless the General Partner has received an opinion of counsel, a valid and properly completed and executed withholding certificate, or other evidence, satisfactory to the General Partner to the effect that a lower rate is applicable or that no withholding is applicable.

(d)	Withholding from Distributions to the Partnership. If the Partnership receives a distribution from or in respect of which tax has been withheld, the Partnership will be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Partner will be treated as having received as a distribution pursuant to the relevant clause of Section 8.3 of the portion of such amount that is attributable to such Partner's interest in the Partnership as equitably determined by the General Partner.

8.6	Adjustments and Determinations by General Partner.

(a)	Notwithstanding the other provisions of this Article VIII, the General Partner is authorized to make an adjustment in the allocations of distributions provided for in Article VIII if the General Partner considers in good faith that an adjustment is necessary and equitable to correct errors in allocations of distributions made pursuant to Article VIII.

(b)	All matters concerning the allocations and other determinations provided for in this Article VIII and any accounting procedures not expressly provided for in this Agreement shall be determined by the General Partner in good faith.

ARTICLE 9.

REPRESENTATIONS; WARRANTIES; RIGHTS; OBLIGATIONS

9.1	Representations & Warranties of the General Partner.

The General Partner represents and warrants to the other Partners as of the Effective Date and the date of the Final Closing as follows:

(a)	it is duly formed, validly existing, and in good standing under the laws of the State of Delaware;

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(b)	the transactions contemplated by this Agreement, the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite action, and to the best of its knowledge, do not and will not conflict with, violate, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, (i) any agreement or contract; (ii) any provision of law, statute, rule or regulation; (iii) any charter, bylaw, partnership agreement, trust agreement or other organizational document; or (iv) any decree or order of any court or other agency of government; and

(c)	this Agreement is a legal, valid and binding obligation of it and is enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9.2	Representations & Warranties of the Limited Partners.

Each of the Limited Partners hereby represents and warrants to the Partnership and the other Pa1tners as of the date that such Limited Partner is admitted to the Partnership and each date upon which it acquires any Unit that the information provided by such Limited Partner pursuant to the Subscription Documents completed and executed by such Limited Partner and the representations and warranties contained in such Subscription Documents are true, correct and complete at all times from and after the date upon which such Subscription Documents were completed and executed by such Limited Partner through and including the date upon which the Limited Partner acquired such Units.

9.3	Indemnification.

(a)	To the fullest extent permitted by law, (i) the General Partner, (ii) its Affiliates, (iii) members of the Acquisition Committee and the Advisory Committee, and (iv) the officers, directors, stockholders, members, managers, partners and employees of the General Partner and its Affiliates who perform or are alleged to perform any duties, responsibilities or functions for or on behalf of the Partnership, the General Partner or its Affiliates on behalf of the Partnership, or the General Partner (individually, an "Indemnitee"), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status specified in clause (i) through (iv) above, if (A) such Indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe that its conduct was unlawful and (B) the conduct of such Indemnitee did not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement; provided, however, that the Partnership shall not be obligated to indemnify the General Partner, its Affiliates or their respective officers, directors, stockholders, members, managers, partners and employees (collectively, the "General Partner Indemnitees") against losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from claims brought by one General Partner indemnitees against another General Partner Indemnitee that do not involve and are not made in response to a claim brought against a General Partner Indemnitee by a third party. The termination of any action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere, or its equivalent, will not, of itself, create a presumption that the Indemnitee failed to meet the standards for indemnification set forth in the immediately preceding sentence.

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(b)	To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 9.3 (other than any such claim, demand, action, suit or proceeding brought against an Indemnitee directly by a Limited Partner or by or in the right of the Partnership in accordance with applicable law in which the allegations against such Indemnitee consist exclusively of claims that such indemnitees is subject to liability to such Limited Partner or the Partnership as a result of conduct that does not meet the standards specified in clause (A) or (B) of Section 9.3(a)) will, from time-to-time, be advanced by the Pa1tnership prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it is determined that such Person is not entitled to be indemnified as authorized in this Section 9.3.

(c)	The indemnification provided by this Section 9.3 will be in addition to any other rights to indemnification or contribution to which those indemnified may be entitled from the Partnership pursuant to any approval of the Partner or as a matter of law, both as to (i) an action in a capacity described in clauses (i) - (iv) of Section 9.3(a) and (ii) an action in another capacity, and will continue as to an Indemnitee who has ceased to serve in such capacity (but only as to actions taken by such Indemnitee prior to such Indemnitee ceasing to serve in such capacity) and will inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. The Partnership may indemnify an Indemnitee against, or make contribution in respect of, losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts incurred by an Indemnitee on a basis other than that described in this Section 9.3 if such indemnification or contribution is approved by a Majority of Limited Partners.

(d)	The Partnership may purchase and maintain insurance as the General Partner determines is available, customary and appropriate for a company engaged in activities similar to those of the Partnership, which insurance may provide coverage against any liability that may be asserted against or expense that may be incurred by the Partnership, the General Partner or any Indemnitee in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement. Any indemnification under this Section 9.3 will first be satisfied out of insurance proceeds to the extent such proceeds have been received by the Partnership. In the event any assets of the Partnership are used to satisfy any indemnification obligation hereunder and insurance proceeds are subsequently received in respect of the losses, claims, damages, liabilities or expenses in respect of which indemnification has been provided, such proceeds will be used to repay the Partnership for the amounts used by it to satisfy such indemnification obligation.

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(e)	Any indemnification hereunder shall be satisfied solely out of the assets of the Partnership. In no event may an Indemnitee subject any of the Partners to personal liability by reason of these indemnification provisions. Notwithstanding anything to the contrary set forth herein, the Limited Partners will be required to return to the Partnership distributions for purposes of meeting the indemnification obligations for a period of three years following the termination of the Pat1nership.

(f)	An indemnitees will not be denied indemnification in whole or in part under this Section 9.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement; provided, however, that such indemnification will extend only to such Indemnitee's activities with respect to or on behalf of the Partnership, and not to such Indemnitee's other interest in the transaction.

(g)	The indemnification provided in this Section 9.3 is for the benefit of the indemnitees and will not be deemed to create any right to indemnification for any other Persons.

(h)	To the fullest extent permitted by law, the debts, liabilities and obligations (whether arising under this Agreement, in contract, tort or otherwise) of the Partnership will be solely the debts, liabilities and obligations of the Partnership, and no Partner, agent or representative of the Partnership (including any Person who formerly held such status) will be liable or shall be obligated personally for any such debt, liability or obligation of the Pat1nership solely by reason of such status. No individual trustee, officer, director, shareholder, member, manager, managing member, constituent pai1ner, employee or agent of the General Partner, its Affiliates or any Partners (subject to the terms hereof and as required by law), in his, her or their individual capacity as such, will have any personal liability for the performance of any obligation of the General Partner its Affiliates or such Partner under this Agreement

9.4	Inspection Rights.

At any time before the Partnerships complete liquidation, each Limited Partner, or a designee thereof, at its own expense may (i) fully examine and audit the Partnership's books, records, accounts and assets, including bank account balances, and (ii) examine, or request that the General Partner furnish, such additional information as is reasonably necessary to enable the requesting Pat1ner to review the state of the activities of the Partnership; provided, however, that the General Partner can obtain such additional information without unreasonable effort or expense. Any such examination or audit will be made (i) only upon reasonable prior written notice to the General Partner, (ii) during normal business hours or as specified by the General Partner, and (iii) without undue disruption. Notwithstanding the foregoing, the General Partner will have the benefit of any confidential information provisions of the DRULPA and the obligation to make Partnership Information available or to furnish Partnership Information shall be subject to Section 9.5.

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9.5	Confidentiality.

(a)	A Limited Partner’s rights to access or receive any information about the Partnership, its assets and the Partnership's affairs, including (i) information to which a Limited Partner is provided access under Section 9.4 or otherwise as required by law; (ii) financial statements, reports and other information provided under Section 6.5; and (iii) the offering documents for the Partnership, this Agreement, any Subscription Documents and any other related agreements (the "Partnership Information"), are conditioned on such Limited Partner's willingness and ability to assure that the Partnership Information will be used solely by such Limited Partner for purposes reasonably related to such Limited Partner's interest as a Limited Partner, and that such Partnership Information will not become publicly available as a result of such Limited Partner's rights to access or receive such Partnership Information, and each Limited Partner agrees not to use Partnership Information other than for purposes of evaluating, monitoring or protecting its investment in the Partnership.

(b)	Each Limited Partner acknowledges the General Partner's belief that the Partnership Information includes trade secrets of the Partnership and that the release of any such Partnership Information would cause competitive harm to the Partnership, the General Partner and/or the Partners. Each Limited Partner agrees to maintain any Partnership Information provided to it in the strictest confidence and not to disclose the Partnership Information to any Person including a prospective transferee of such Partner's Units, without the written prior consent of the General Partner. Notwithstanding the foregoing, the General Partner consents to the disclosure by a Limited Partner to its accountants, attorneys and similar advisors bound by a duty of confidentiality. With respect to any Limited Partner, the obligation to maintain the Partnership Information in confidence shall not apply to any Pa1tnership Information (i) that becomes publicly available (other than by reason of a disclosure by a Limited Partner), (ii) the disclosure of which by such Limited Partner has been consented to by the General Partner in writing, or (iii) the disclosure of which by such Limited Partner is required by a court of competent jurisdiction or other governmental authority or otherwise as required by law. Before any Limited Partner discloses Partnership Information pursuant to clause (iii), such Limited Partner will promptly, and in any event prior to making any such disclosure, notify the General Partner of the court order, subpoena, interrogatories, government order or other reason that requires disclosure of the Partnership Information so that the General Partner may seek a protective order or other remedy to protect the confidentiality of the Partnership Information. Such Limited Partner will also consult with the General Partner on the advisability of taking steps to eliminate or narrow the requirement to disclose the Partnership Information and shall otherwise cooperate with the efforts of the General Partner to obtain a protective order or other remedy to protect the Partnership Information. If a protective order or other remedy cannot be obtained, such Limited Partner may disclose only that Partnership Information that its counsel advises in writing (which writing shall also be addressed and delivered to the Partnership) that it is legally required to disclose.

(c)	Each Limited Partner must promptly inform the General Partner if it becomes aware of any reason, whether under law, regulation, policy or otherwise, that it (or any of its equity holders) will, or might become compelled to, use the Partnership Information other than as contemplated by Section 9.5(a) or disclose Partnership Information in violation of the confidentiality restrictions in Section 9.5(b) (disregarding clause (iii) thereof).

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(d)	Notwithstanding any other provision of this Agreement, with the exception of the tax return information to be provided to each Pa1tner pursuant to this Agreement, the General Partner will have the right not to provide any Limited Partner, for such period of time as the General Partner in good faith determines to be advisable, with any Partnership Information that such Limited Partner would otherwise be entitled to receive or to have access to pursuant to this Agreement or the DRULPA if: (i) the Partnership or the General Partner is required by law or by agreement with a third party to keep such Partnership Information confidential; (ii) the General Partner in good faith believes that the disclosure of such Partnership Information to such Limited Partner is not in the best interest of the Partnership or could damage the Partnership or the conduct of the affairs of the Partnership (which may include a determination by the General Partner that such Limited Partner (or any of its equity holders) is disclosing or may disclose such Partnership Information (or may be compelled to disclose such Partnership Information) or has not indicated a willingness to protect Partnership Information from being disclosed (or compelled to be disclosed) and that the potential of such disclosure by such Limited Partner (or any of its equity holders) is not in the best interest of the Partnership or could damage the Partnership or the conduct of the affairs of the Partnership) or (iii) such Limited Partner has notified the General Partner of its election not to have access to, or to receive, such Partnership Information.

(e)	The Limited Partners acknowledge and agree that: (i) the Partnership, the General Partner and Affiliates of the General Partner may acquire confidential information related to third parties that under fiduciary, contractual, legal or similar obligations may not be disclosed to the Limited Partners without violating such obligations; and (ii) neither the Partnership, the General Partner nor Affiliates of the General Partner will be in breach of any duty under this Agreement or the DRULPA in consequence of acquiring, holding or failing to disclose Partnership Information to a Limited Partner so long as such obligations were undertaken in good faith.

(f)	In addition to any other remedies available at law, the Partners agree that the Partnership will be entitled to equitable relief, including, without limitation, the right to an injunction or restraining order (without the necessity of proving damages or posting a bond or other security), as a remedy for any failure by a Limited Partner to comply with its obligations with respect to the use and disclosure of Partnership Information, as provided in Section 9.5(a) and 9.5(b).

(g)	Each Limited Partner agrees to cooperate with such procedures and restrictions as may be developed by the General Partner from time-to-time in connection with the disclosure of non-public information concerning the General Partner and the Partnership, as determined by the General Partner to be reasonably necessary and advisable to maintain and promote compliance with legal and other regulatory matters applicable to the General Partner, the Partnership and the Limited Partners, including securities laws and regulations.

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(h)	Each Limited Pa1iner acknowledges and agrees that the General Partner may consider the different circumstances of Limited Partners with respect to the restrictions and obligations imposed on Limited Partners in this Section 9.5 and the provision of information under this Agreement, and the General Partner may modify any of such restrictions and/or obligations with respect to a Limited Partner with the consent of such Limited Partner. Each Limited Partner further acknowledges and agrees that any such agreement by the General Partner with a Limited Partner to modify any of the restrictions and/or obligations imposed by this Section 9.5 (or to withhold Partnership Information) will not constitute a breach of any duty stated or implied in law or in equity to any Limited Partner, regardless of whether different agreements are reached with different Limited Partners.

(i)	The provisions of this Section 9.5 will survive the withdrawal of any Partner or the Transfer of any Partner's interest in the Partnership and will be enforceable against such Partner after such withdrawal or Transfer.

ARTICLE 10.

TRANSFERS AND WITHDRAWALS

10.1	Transfer Limitation.

Except as provided in this ARTICLE 10, no Unit may be Transferred, in whole or in part. Any attempted Transfer in violation of this ARTICLE 10 will be void ab initio.

10.2	Permissible Transfers.

(a)	No Limited Partner may Transfer any portion of its Units without first obtaining the written consent of the General Partner, which consent may be withheld for any reason; provided, however, that such consent will not be required for a Transfer of a Unit (or portion thereof) by a Limited Partner to an Affiliate of such Limited Partner if all of the conditions relating to the applicable Transfer contained in Section 10.2(b) are satisfied; and provided, further, that upon the death of an individual Limited Partner, the rights and obligations of such Limited Partner will accrue to his or her estate, and the consent of the General Partner will not be required with respect to such event. The General Partner may not grant its consent to any Transfer for purposes of this Section I 0.2 if such Transfer would cause the Partnership to be treated for federal income tax purposes as a publicly traded partnership taxable as a corporation, or as an investment company required to be registered under the 1940 Act.

(b)	Notwithstanding anything to the contrary contained in this Section 10.2, in no event may all or any part of the Units of a Limited Partner be Transferred (including pursuant to Section 10.2(a)), unless all of the following conditions are satisfied or waived by the General Partner:

(1)	the transferor or transferee has delivered to the General Partner an opinion of counsel reasonably acceptable to the General Partner that the Transfer would not require registration under the Securities Act or any state securities laws;

(2)	the transferor or transferee has delivered to the General Partner an opinion of counsel reasonably acceptable to the General Partner that the Transfer will not adversely affect the status of the Partnership as a partnership under Subchapter K of the Code for federal income tax purposes, or cause the Partnership to become a “publicly traded partnership" within the meaning of Code §7704, or cause the Partnership to have to register as an investment company under the 1940 Act;

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(3)	any required third party consent or approval to the Transfer has been obtained or waived, including the consent of any lender providing financing to the Partnership to the extent required under the terms of such financing;

(4)	the General Partner is satisfied that the Transfer will not result in the Partnership being considered a "publicly traded partnership" as defined by Code §7704(b);

(5)	the General Partner is satisfied that the Transfer, when considered in the aggregate with all other Transfers of Units within the preceding 12-month period, would not result in the Partnership being considered to have terminated within the meaning of Code §708;

(6)	the General Partner has received an agreement in form and substance satisfactory to it that the transferee agrees to be bound by the terms and conditions set forth in this Agreement and making such representations and warranties as the General Partner determines to be advisable and in the best interest of the Partnership;

(7)	the transferor or transferee bears all costs and expenses of the Transfer and the transferor's admission to the Partnership, including the actual legal fees of the Partnership; and

(8)	the transferor and the transferee execute, acknowledge and deliver to the Partnership such other certificates, instruments and documents as the General Partner deems reasonably necessary, appropriate or desirable to effect the Transfer or the transferee's admission to the Partnership.

Upon request by the transferor, the General Partner must provide such ce1tifications as to factual matters that the General Partner knows to be true with respect to the Partnership and the Partners, other than the transferor, as may reasonably be required in connection with the giving of any opinion of counsel required by this Section 10.2(b).

Except as expressly provided in this Agreement and the DRULPA, no event affecting a Limited Pa1tner other than death (including bankruptcy or insolvency) will affect this Agreement.

10.3	Substitute Partner.

A transferee of any Partner may become a substituted Limited Partner, as to the Units transferred, in place of the transferor only upon the written consent of the General Partner, which consent may be withheld without reason or cause. The General Partner has the right to become a substituted Limited Partner. Unless a transferee of any Unit becomes a substituted Limited Partner in accordance with the provisions of this Agreement, such transferee will not be entitled to any of the rights granted to a Partner hereunder other than the right to receive all or part of the share of the income, gains, losses, deductions, expenses, credits, distributions, or returns of capital to which its transferor would otherwise be entitled with respect to the transferred interest.

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10.4	Assignment of the General Partner's Units.

The General Partner shall not Transfer any portion of its interest in the Partnership (other than to an Affiliate of the General Partner) without the consent of the Majority of Limited Partners.

10.5	Substitute General Partner.

A transferee of any portion of the Partnership interest of the General Partner that is transferred in accordance with the provisions of this Agreement will be admitted to the Partnership as a general partner, effective as of the date of such Transfer. A successor to all of the Partnership interest of the General Partner must carry on the business of the Partnership without dissolution.

10.6	Allocations Between Transferor and Transferee.

If any Transfer of a Unit occurs during a Fiscal Year, ARTICLE  7 and ARTICLE  8 will be applied to the transferor and transferee on the basis of an interim closing of the books of the Partnership as of the date of such Transfer.

10.7	Redemption.

(a)	Limited Partners who have held their Units for at least one year may request that the Partnership repurchase all, but not less than all, of their Units. A Limited Partner's ability to request a redemption under this Section 10.7 may not be construed to mean a Limited Partner has any right to demand or receive the return of such Limited Partner's Capital Contribution or otherwise modify the limitations of Section 5.4. A Limited Partner wishing to have Units repurchased must mail or deliver in writing a request to the Partnership indicating such desire. The purchase price for a redeemed Unit will be the Redemption Price Per Unit as of the close of business on the applicable redemption date minus any fees incurred by the Partnership in connection with the redemption, with such fees to not exceed 2% of such Limited Partner’s Capital Contributions.

(b)	The Partnership intends to redeem Units on a quarterly basis on the last business day of each calendar quarter and will not redeem in excess of 10% of the Units during any 12- month period, provided that the Partnership will not redeem any Units held by a Limited Partner prior to the time that is 60 calendar days after the Partnership receives the required written notice from the Limited Partner. The General Partner reserves the right in its sole discretion at any time and from time to time to (1) reject any request for redemption, (2) change the Redemption Price Per Unit or prior notice period for redemptions, or (3) terminate, suspend and/or reestablish the Partnership's redemption program. The General Partner will determine from time to time whether the Partnership has sufficient excess cash from operations to repurchase Units. Generally, the cash available for redemptions will be limited to 10% of the Partnership’s operating cash flow from the previous fiscal year. If the funds set aside for the redemption program are not sufficient to accommodate all requests as of any calendar quarter end, then at such future time, if any, when sufficient funds become available in the General Partner's sole discretion, pending requests will be honored among all requesting Limited Partners in accordance with their order of receipt.

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10.8	Representations Regarding Transfers.

Each Limited Partner hereby covenants and agrees with the Partnership for the benefit of the Partnership and all Partners, that: (i)  it is not currently making a market in Units and will not in the future make a market in Units; (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code §7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or the Treasury Department that may be promulgated or published thereunder); and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Units (commonly referred to as "matching services") as being a secondary market or the substantial equivalent thereof, no Limited Pa1tner will Transfer any Units through a matching service that is not approved in advance by the General Partner.

10.9	Parties Not Bound to See to Trust or Equity.

Neither the Registrar and Transfer Agent nor the General Partner will be bound to see to the execution of any trust (whether express, implied or constructive), charge, pledge, or equity to which any Unit or any interest under this Agreement is subject, nor to ascertain or inquire whether any sale or assignment of any Unit or any interest under this Agreement by any Limited Partner is authorized by such trust, charge, pledge or equity, nor to recognize any Person as having any interest in any Unit, except for the Person recorded on the Register as the holder of such Unit. The Partnership, the General Partner and the Registrar and Transfer Agent will be entitled to treat the Person in whose name any Unit is registered as the absolute owner for all purposes. The receipt by any Person in whose name a Unit is recorded on the Register will be a sufficient discharge for all monies, securities and other property payable, issuable or deliverable for such Unit and from all liability therefor.

10.10	Compulsory Transfer or Acquisition of Units.

(a)	If it comes to the attention of the General Pa1tner that any Unit is or may be owned or held directly or beneficially by any Person whose holding or continued holding of that Unit (whether on its own or in conjunction with any other circumstance appearing to the General Partner to be relevant) might in the sole and conclusive determination of the General Partner be likely to cause an Adverse Effect, the General Partner may serve a notice (a "Transfer Notice") upon the Person (or any one of such Persons where the Unit is registered in joint names) appearing in the Register of Limited Partners as, the holder (the "Vendor") of the Unit (the "Relevant Unit") requiring the Vendor within 21 calendar days (or such extended time as in all the circumstances the General Partner shall consider reasonable) to transfer (and/or procure the disposal of interests in) the Relevant Unit to another Person whose holding of the Relevant Unit, in the sole and conclusive determination of the General Partner, would not be likely to cause an Adverse Effect (such Person, an "Eligible Transferee"). On and after the date of the Transfer Notice, and until registration of a transfer of the Relevant Unit to which it relates under the provisions of this Section 10.10(a) or Section 10.l0(b) below, the rights and privileges attaching to the Relevant Unit will be suspended and not capable of exercise.

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(b)	If within 21 calendar days after the giving of a Transfer Notice (or such extended time as in the circumstances the General Partner considers reasonable) the Transfer Notice has not been complied with to the satisfaction of the General Partner, the General Partner may arrange for the Partnership to compulsorily reacquire some or all of the Relevant Unit for the price for the Unit paid by the Vendor without interest.

(c)	A Person who becomes aware that his holding, directly or beneficially, of the Unit will, or is likely to, cause an Adverse Effect, and who has not already received a Transfer Notice under Section 10.1O(a) above, shall immediately either transfer the Unit to an Eligible Transferee or Transferees or give a request in writing to the General Partner for the issue of a Transfer Notice under Section l 0.1O(a) above, provided that any such Transfer complies with Section I 0.2.

(d)	Subject to the provisions of this Agreement, the General Partner will be entitled to assume without inquiry that none of the Units are held in such a way as to entitle the General Partner to serve a Transfer Notice in respect of the Unit, unless it has actual knowledge of a reason to believe otherwise. However, the General Partner may call upon any holder (or any one of joint holders) of the Unit by notice in writing to provide such information and evidence as it will require upon any matter connected with or in relation to such holder or joint holders of the Unit. If such information and evidence is not provided within such reasonable period (being not less than 21 calendar days after service of the notice requiring the same) as may be specified by the General Partner in the notice, the General Partner may, in its absolute discretion, treat any Unit held by such a holder or joint holders as being held in such a way as to entitle the General Partner to serve a Transfer Notice for the Unit.

(e)	The General Partner will not be required to give any reasons for any decision, determination or declaration taken or made under this Section 10.10. The exercise of the powers conferred by this Section 10.10 will not be questioned or invalidated in any case on the ground that there was insufficient evidence of direct or beneficial ownership of the Unit by any Person or that the true direct or beneficial owner of any Unit was otherwise than appeared to the General Partner at the relevant date provided that such powers have been exercised in good faith.

ARTICLE 11.

WINDING UP

11.1	Events Requiring Winding Up.

(a)	Except as provided in Section 11.1(b), no Partner has the right to wind up the Partnership.

(b)	The Partnership will be wound up upon the first to occur of the following events:

(1)	at any time, if the General Partner elects to wind up the Partnership;

(2)	the expiration of the Partnership Term;

(3)	the sale of all or substantially all of the Partnership's assets;

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(4)	at any time, with the written consent of all Partners to wind up and terminate the Partnership;

(5)	an event of withdrawal by the General Partner (or, where the General Partner is removed under Section 3.10, the failure of the Limited Partners to appoint a successor general partner); or

(6)	a decree by a court requiring the winding up or dissolution of the Partnership pursuant to the DRULPA.

A withdrawal by a General Pa1tner will not be a breach of this Agreement. The General Partner must provide written notice of its intention to withdraw to each of the Limited Pa1tners at least 30 days prior to its withdrawal from the Partnership.

11.2	Election to Continue the Partnership.

To the extent permitted by the DRULPA, upon the occurrence of an event described in Section 1l.l(b)(2). ill,illorill,the Partnership will not be wound up and its business will be continued, and its prope1ties and assets will not be liquidated, if, within 90 days (or such longer period permitted by law) after the occurrence of such event, a Supermajority of Limited Partners agree in writing to continue the Partnership and, if there is no remaining general partner of the Partnership, to elect a Person to be admitted to the Partnership as successor general partner thereof, who will be required to acquire at least a one-tenth of one percent (0.1%) interest in the capital, profits and losses of the Partnership and assume all of the obligations of the General Partner. Upon the satisfaction of all conditions necessary to the continuation of the Partnership, including the admission of a successor general partner thereof and the amendment of the Partnership's Ce1tificate to the extent required by applicable law, the Partnership will be continued without any further consent or approval of any Partner, in which case the Partnership will continue to conduct the business of the Partnership with the Partnership's properties and assets in accordance with, and the Partnership and interests of the Partners will continue to be governed by, the terms of this Agreement. If the business of the Partnership is continued pursuant to this Section 11.2, any withdrawing General Partner's interest in the Partnership shall be converted into the interest of a Limited Partner, and the interest in the Partnership acquired by the successor general partner will (if acquired from the Partnership) reduce the interests of all other Partners (including the withdrawing General Partner) ratably in relation to their interest in the Partnership prior to such reduction.

11.3	Winding Up.

(a)	Upon the occurrence of an event requiring winding up described in Section 11. l(b) (and provided that no election to continue the Partnership has been made pursuant to Section 11.2), the Pa1inership will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners, as required by law. No Partner may take any action that is inconsistent with the winding up of the Partnership's business and affairs. The General Partner will be responsible for overseeing the winding up and dissolution of the Partnership and will take full account of the Partnership's liabilities and property and the Partnership prope1iy will be liquidated as promptly as is consistent with maximizing the realizable value thereof In this regard, a reasonable time will be allowed after an event requiring winding up occurs for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of winding up and liquidation. To the fullest extent permitted by law, the proceeds realized by the Partnership from the liquidation of its assets will be applied and distributed in the following order:

(I)	first, to the payment and discharge of all of the Partnership's debts and liabilities to creditors (other than to Partners);

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(2)	second, to the payment and discharge of any debts owed the Partners, including (i) any loans made by Pa1tners, and (ii) any Partnership Expenses paid by the General Partner or any Affiliate on behalf of the Partnership for which the General Partner or Affiliate has not been reimbursed by the Partnership; and

(3)	the balance, if any, shall be distributed to the Partners in accordance with Section 8.3.

(b)	Notwithstanding the provisions of Section 11.3(a), which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, to the extent permitted by law, if prior to or upon an event requiring winding up of the Partnership the General Partner determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the General Pa1tner may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors). The General Partner must use commercially reasonable efforts to make any distributions contemplated by Section 1l .3(a) in cash: provided, however, that if the General Partner determines that it would be advisable and in the best interests of the Partners to distribute Partnership assets in kind, the General Partner may make distributions in liquidation of the Partnership in kind in lieu of cash in accordance with Section 11.3(a). Any such distributions in kind wil1 be subject to the following rules and conditions.

(1)	The General Partner will determine the fair market value of each Pa1tnership asset. All Partnership assets will be valued at their current fair market value as determined in good faith by the General Partner.

(2)	The assets to be distributed in kind shall be distributed in undivided interests such that each Partner receives its proportionate interest in each such asset distributed in kind.

(3)	The assets to be distributed in kind will be deemed to have been sold for their fair market value determined pursuant to this Agreement, and immediately prior to the distribution, the Net Profit or Net Loss resulting from such deemed sale shall be allocated to the Capital Accounts of the Pa1tners pursuant to ARTICLE 7.

(4)	The General Partner may cause the distributed assets to be subject to such agreements, conditions and restrictions relating to the disposition, management and operation of such assets as the General Partner deems reasonable and equitable.

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11.4	Rights of Limited Partners.

Except as otherwise provided in this Agreement, the Limited Partners will look solely to the assets of the Partnership for the return of their Capital Contributions and will have no right or power to demand or receive property other than cash from the Partnership.

11.5	Termination of Partnership.

Upon the completion of the liquidation of the Partnership's cash and property as provided in Section 11.3, the Partnership will be terminated, a certificate of termination shall be filed, all qualifications of the Partnership as a foreign limited partnership will be canceled, and such other actions as may be necessary to terminate the Partnership shall be taken.

11.6	Waiver of Partition.

Each Partner hereby waives any right to palliation of the Partnership’s property.

11.7	Negative Capital Accounts.

Except as provided in this Agreement, no Partner will be liable to the Partnership or to any other Partner for any negative balance outstanding in such Partner's Capital Account.

ARTICLE 12.

POWER OF ATTORNEY

12.1	Power of Attorney.

Each Limited Partner constitutes and appoints the General Partner and its authorized partners, directors, managers, members and officers, and each of them acting singly, in each case with full power of substitution and resubstitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices the following: (i) all certificates, documents and other instruments (including this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own prope1ty; (ii) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement that is authorized in accordance with the terms of this Agreement, including the terms requiring any vote, consent, approval or agreement on the part of the Limited Partners as a condition to such amendment, change, modification or restatement; (iii) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; (iv) all instruments relating to the admission, withdrawal, removal or substitution of any Partner or the Capital Contributions of any Partner pursuant to the terms of this Agreement; (v) all certificates, documents and other instruments relating to any determination of the rights, preferences and privileges of Units that are authorized in accordance with the terms of this Agreement, including the terms requiring any vote, consent, approval or agreement on the part of the Limited Partners as a condition to such determination; (vi) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to effectuate a transfer of Units pursuant to the terms of this Agreement; and (vii) all ballots, consents, approvals, waivers, certificates and other instruments that the General Partner deems appropriate or necessary to evidence or confirm any vote, consent, approval, agreement or other action that is made or given by the Partners in accordance with the terms of this Agreement.

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12.2	Duration of Power.

The power of attorney granted herein is hereby declared to be irrevocable and a power coupled with an interest in recognition of the fact that each of the Partners will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and such power of attorney shall survive and not be affected by the subsequent incapacity of any Limited Partner and the transfer of all or any potion of any Limited Partner's Units, will survive the bankruptcy or insolvency of any Limited Partner and will extend to any Limited Partner's successors, assigns and personal representatives. Each Limited Partner (i) will be bound by any action taken by the General Partner in accordance with this Agreement, acting in good faith pursuant to such power of attorney; (ii) waives any and all defenses that may be available to contest, negate or disaffirm any action of the General Partner that is taken pursuant to the authority expressly granted under such power of attorney and is in accordance with the terms of this Agreement, including the terms requiring any vote, consent, approval or agreement on the part of the Limited Partners as a condition to the taking of any action; and (iii) must execute and deliver to the General Partner, within 30 days after receipt of the General Partner's request therefor, such further designation, powers of attorney and other instruments as the General Partner deems necessary to effectuate this Agreement and the purposes of the Partnership.

ARTICLE 13.

MISCELLANEOUS

13.l	Amendments.

This Agreement generally may be modified or amended only with the written consent of the General Partner and the Majority of Limited Partners; provided, however, that:

(a)	the General Partner has the power, without the consent of the Limited Partners, to amend this Agreement as may be required to (i) reflect the admission, substitution, termination, or withdrawal of Partners or of additional classes of Units in accordance with this Agreement; (ii) subject to Section 13. l(c), cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with the law or with the provisions of this Agreement, provided that that no such amendment will materially adversely affect the Limited Partners; (iii) add, amend or delete provisions of the Agreement which addition, amendment or deletion is, in the opinion of counsel to the Partnership, for the protection of or otherwise to the benefit of the Limited Partners; (iv) take such actions (if any) as may be necessary to ensure that the Partnership will be treated as a partnership for federal income tax purposes and not be required to register as an investment company under the 1940 Act; (v) reflect the proposal or adoption of regulations under Code §704(6) or Code §704(c) or otherwise to preserve or achieve uniformity of the Units, provided that such amendment would not have a material adverse effect on the Limited Partners or the Partnership and is consistent with the principles of Code §704; and (vi) make such amendments or deletions to take into account the effect of any change in, amendment of or repeal of any applicable legislation, which amendments, in the opinion of counsel to the Partnership, do not and will not materially adversely affect the interests of the Limited Partners.

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(b)	if any such amendment would cause the dissolution of the Partnership prior to the time set forth in Section 11.1, this Agreement may not be amended without the consent of each Partner adversely affected;

(c)	no amendment that would cause the Partnership to fail to be treated as a limited partnership for state law purposes or change the limited liability status of any Limited Partner or that would change the participation of any Limited Partner in the income, gain, loss, deductions, expenses, credits, capital or distributions of the Partnership or that would otherwise adversely affect in any respect the financial or economic terms to which a Limited Partner is entitled as of the date such Limited Partner was admitted to the Partnership may be made without the written consent of such Limited Partner (except for amendments to admit Limited Partners pursuant to the terms of this Agreement);

(d)	no amendment that would cause the Partnership to fail to be treated as a partnership for federal income tax purposes may be made without the consent of all Partners;

(e)	no amendment shall be made that has the effect of increasing the Capital Contribution of any Limited Partner or reducing its share of distributions made by the Partnership without the consent of each Limited Partner adversely affected; and

(f)	no amendment may be made to change the Allocation Percentage required for any consents required hereunder to the taking of any action, unless such amendment is approved by the Limited Partners holding aggregate Allocation Percentages equal to or in excess of the required amount.

13.2	Complete Agreement.

This Agreement (together with the Subscription Documents) constitutes the complete and exclusive statement of the agreement among the Partners with respect to the subject matter hereof and replaces and supersedes any prior oral or written agreements by and among the Partners.

13.3	Governing Law.

This Agreement and the rights of the parties hereunder shall be governed by, interpreted and enforced in accordance with, the internal laws (exclusive of the choice of law provisions thereof) of the State of Delaware as to all matters, including matters of validity, construction, effect, performance and remedies.

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13.4	Binding Effect.

Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the parties' signatory hereto, and their respective transferees, successors and assigns.

13.5	Interpretation.

Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. All headings, titles or captions herein are inse1ted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. Numbered 01· lettered articles, Sections and subsections herein contained refer to articles, Sections and subsections of this Agreement unless otherwise expressly stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a who le, unless the context otherwise requires. Except as otherwise provided in this Agreement, all actions that the General Partner may take and all determinations that the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner. If any provision of this Agreement or the application thereof to any person or circumstances is or becomes invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.6	Multiple Counterparts.

This Agreement may be executed in several counterparts (including by execution of the Subscription Documents), each of which will be deemed an original, but all of which will constitute one and the same instrument. However, in making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged. Signatures of the patties transmitted by facsimile, PDF or other electronic file will be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. At the request of any party hereto, all patties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy, PDF or other reproduction hereof.

13.7	Execution of Documents.

Each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings that may be necessary or expedient in connection with the creation of the Partnership and the consummation of any of the transactions expressly provided for in this Agreement.

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13.8	Reliance on Authority.

In no event will any person dealing with the General Partner be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the General Partner. Every contract, agreement, deed, or other instrument or document executed by the General Partner with respect to the Partnership will be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) Such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners thereof, and (iii) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

13.9	No Third Party Beneficiary.

This Agreement is made solely and specifically among and for the benefit of the patties hereto, and their respective successors and assigns (except that the provisions of Section 9.3 will inure to the benefit of each of the Indemnitees), and no other Person (except to the extent provided in the immediately preceding parenthetical) will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise. No third party, including any creditor of the Partnership, will have any right to enforce any contribution of capital or other advance of funds by any Partner.

13.10	Notices.

All notices and other communications provided for herein must be given or made by telecopy or in writing and telecopies, mailed or delivered to the intended recipient at the address set forth in each Partner's Subscription Documents and reflected in the List of Partners. All such communications shall be deemed to have been duly given when transmitted by telecopy or email, or personally delivered or, in the case of a mailed notice, upon depositing the notice in the mail, postage prepaid and return receipt requested, in each case given or addressed as aforesaid. Any patty hereto may, at any time by giving ten days' prior written notice to the other patties hereto, designate any other address in substitution of the foregoing address to which such notice shall be given.

13.11	Waiver.

No failure by any party to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to the exercise of any right or remedy resulting from a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

13.12	Liability,

In no circumstances shall a shareholder, limited partner, director, officer, manager, member, employee or agent of a Pa1tner, or a partner in or member or trustee of a Partner, be personally liable for any of the obligations of a Partner under this Agreement. In no event will any Limited Partner be or become obligated personally to respond in damages to the Partnership or any other Partner with respect to this Agreement or on account of its being a Limited Partner, and any claim or judgment in favor of the Partnership or such other Partner shall be limited accordingly so that the Partnership and such other Partner may look only to the Limited Pa1tner's Units for the recovery of such claim or judgment and not to any of the Limited Partner's other assets. The Partnership and each of the Partner waives and disclaims any right it may have to proceed against any other Limited Partner other than to the extent of such Limited Partner’s Units.

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13.13	Legal Counsel.

Each Partner hereby agrees and acknowledges that (i) counsel has been retained by the General Partner ("Legal Counsel") to form and represent the Partnership and in such capacity has provided legal services to the Partnership, the General Partner, and their Affiliates; (ii) Legal Counsel has not represented, nor will it represent, the Limited Partners in connection with the formation and organization of the Partnership, the acquisition of their Units, the management and operation of the Partnership, or any dispute that may arise between the Partnership and any Limited Partner (each, a "Partnership Legal Matter"); (iii) neither this Agreement nor the transactions contemplated hereby relating to the representation by Legal Counsel are intended to create an attorney/client or any other relationship between Legal Counsel and any Limited Partner; (iv) the Limited Partners should, if they desire counsel on a Partnership Legal Matter, retain their own independent counsel with respect thereto and will be individually liable for all fees and expenses of such independent counsel; (v) Legal Counsel may represent the Partnership and/or General Partner in connection with any and all Partnership Legal Matters; and (vi) Legal Counsel may represent any Limited Partner or their Affiliates on other matters.

Remainder of Page Intentionally Left Blank.

Signature Pages Follow.

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IN WITNESS WHEREOF, the General Partner, the Special Partner and the Limited Partners have executed this Agreement of Limited Partnership, effective as of the Effective Date.

GENERAL PARTNER:

GPB CAPITAL HOLDINGS, LLC
a Delaware limited liability company

By:	/s/ David Gentile
Name: David Gentile
Title: Chief Executive Officer

SPECIAL PARTNER:

GPB H2 SLP, LLC
a Delaware limited liability company

By: GPB Capital Holdings, LLC as Managing Member

By:	/s/ David Gentile
Name: David Gentile
Title: Chief Executive Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted pursuant to the powers of attorney now and hereafter granted to the General Partner.

GPB CAPITAL HOLDINGS, LLC
as duly appointed attorney-in-fact for the Limited Partners.

By:	/s/ David Gentile
Title: Chief Executive Officer

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